Exhibit 10.20

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT , MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO GLYCOMIMETICS, INC. IF PUBLICLY DISCLOSED.

COLLABORATION AND LICENSE AGREEMENT1

This COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into as of January 2, 2020 (the “Effective Date”) by and between GLYCOMIMETICS, INC., a  corporation organized and existing under the laws of Delaware and having a place of business at 9708 Medical Center Drive, Rockville, MD 20850 (“GlycoMimetics”), and APOLLOMICS (HONG KONG), LIMITED, a Hong Kong entity along with its Affiliates having one of its places of business at 989 East Hillsdale Blvd. Suite 220, Foster City, CA 94404 (“Apollomics”). GlycoMimetics and Apollomics are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, GlycoMimetics is currently conducting research and development of Uproleselan (referred to internally by GlycoMimetics as GMI-1271) and a follow-on compound (referred to internally by GlycoMimetics as GMI-1687);

WHEREAS, Apollomics is a biopharmaceutical company with experience in developing biopharmaceutical products in Greater China; and

WHEREAS, Apollomics desires to obtain from GlycoMimetics an exclusive license to Develop, Manufacture, and Commercialize Licensed Products in the Apollomics Territory (with each capitalized term as respectively defined below), and a non-exclusive license to conduct pre-clinical research in the GlycoMimetics Territory (for the purposes stated herein) and GlycoMimetics is willing to grant such license to Apollomics, all under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1       “Accounting Standards” means U.S. generally accepted accounting principles (“GAAP”) or, to the extent that Apollomics adopts International Financial Reporting Standards (“IFRS”), then “Accounting Standards” means IFRS, in either case consistently applied.

1       Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

1.2       “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.

1.3       “Adverse Risk” means any risk of a [***] adverse effect on the Development, procurement, or maintenance of Regulatory Approval, Manufacture, or Commercialization of Licensed Products [***].

1.4       “Affiliate” means, with respect to a particular Party, a Person that controls, is controlled by, or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract, or otherwise. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.

1.5       “Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, the Corruption of Foreign Public Officials Act (CFPOA), the US Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, and similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable.

1.6       “Apollomics Patents” means any Patents that claim Apollomics Inventions.

1.7       “Apollomics Territory” means, collectively, mainland China, Taiwan, Hong Kong and Macau (each a “Region”).

1.8       “Applicable Law” means, with respect to a given country, the applicable Laws that may be in effect from time to time in such country and that relate to a Party’s activities under this Agreement, including any Laws of the Regulatory Authorities of such country.

1.9       “Background Intellectual Property” means, with respect to a Party, any and all Information, inventions, and discoveries, in each case whether or not patentable, and any Patents or other intellectual property rights therein, in each case Controlled by such Party as of the Effective Date or acquired, made, conceived, or reduced to practice during the Term independent of this Agreement.

1.10     “Business Day” means a day other than Saturday, Sunday or any day that banks in Rockville, Maryland USA or Shanghai, China are required or permitted to be closed.

1.11     “Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31.

1.12     “Change of Control” means, with respect to either Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement (other than to an

Affiliate of such Party); (b) a merger, reorganization, or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, or consolidation; or (c) a Person, or group of Persons, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party. Notwithstanding anything to the contrary herein, an initial public offering shall not constitute a Change of Control for purposes of this Agreement.

1.13     “Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, Phase 4 Clinical Trial, or Pivotal Clinical Trial, or any combination thereof.

1.14     “CMC Information” means Information related to the chemistry, manufacturing and controls of the Licensed Products, as specified by the FDA, NMPA and other applicable Regulatory Authorities.

1.15     “Commercialization” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of Licensed Products, including strategic marketing, sales force detailing, advertising, market Licensed Product support, all customer support, Licensed Product distribution, and invoicing and sales activities; provided, however, “Commercialization” shall exclude any activities relating to the Manufacture or Development of Licensed Product. “Commercialize” and “Commercializing” shall have the correlative meanings. For clarity, “Commercialization” shall exclude all activities undertaken in connection with Voluntary Phase 4 Clinical Trials.

1.16     “Commercially Reasonable Efforts” means, with respect to either Party’s obligations under this Agreement, the carrying out of such obligations with a level of efforts and resources consistent with the commercially reasonable practices of a similarly situated company in the pharmaceutical industry for the active and diligent commercialization of a similarly situated branded pharmaceutical product as the Licensed Product at a similar stage of commercialization, taking into account efficacy, safety, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues, and all other relevant factors (but not taking in account any payment owed to GlycoMimetics under this Agreement or any other pharmaceutical product that Apollomics is then researching, developing or commercializing, alone or with one or more collaborators).

1.17     “Common Technical Document” or “CTD” means a set of specifications for application dossier adopted by the ICH for organizing applications of pharmaceuticals for human use to regulatory authorities.

1.18     “Competing Product” means any product or compound, other than a Licensed Product, that [***].

1.19     “Completion” means, with respect to a Clinical Trial, trial database lock.

1.20     “Confidential Information” of a Party means any and all Information of such Party or its Affiliates that is disclosed to the other Party or its Affiliates under this Agreement, whether in oral, written, graphic, or electronic form except for  Information that meets the exceptions under Section 12.1(a)-12.1(e). In addition, all Information disclosed by a Party or its Affiliates pursuant to the confidentiality agreement between the Parties dated [***] (the “Confidentiality Agreement”) shall be deemed to be Confidential Information of such Party disclosed hereunder; provided, however, that any use or disclosure of any such Information that is authorized under Article 12, including the exceptions under Section 12.1(a)-12.1(e), shall not be restricted by, or be deemed a violation of, the Confidentiality Agreement. For clarity, GlycoMimetics Licensed Know-How shall be deemed Confidential Information of GlycoMimetics.

1.21     “Control” means, with respect to any material, Information, Patent or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license, or otherwise, to grant a license, sublicense, or other right to or under, such material, Information, Patent, or intellectual property right without violating the terms of any existing agreement or other arrangement with any Third Party; provided that, with respect to any material, Information, Patent or other intellectual property right obtained by GlycoMimetics after the Effective Date from a Third Party, GlycoMimetics shall be deemed to Control such material, Information, Patent or other intellectual property right only if it possesses the right to grant such license, sublicense, or other right thereto [***].

1.22     “Cover” means, with respect to a Patent and a Licensed Product, that the Manufacture, use, offer for sale, sale or importation of such Licensed Product, absent a license to such Patent or Licensed Product, would infringe a Valid Claim in such Patent; provided, however, that in determining whether a claim of a pending patent application would be infringed, it shall be treated as if issued in the form then currently being prosecuted. “Covered” and “Covering” shall have the correlative meanings.

1.23     “CTA” means a Clinical Trial Application which provides comprehensive information about the investigational medicinal product(s) and planned trial, enabling Regulatory Authorities to assess the acceptability of conducting the applicable study.

1.24     “Data” means all data, including CMC data, non-clinical data, preclinical data and clinical data, generated by or on behalf of a Party or its Affiliates or their respective sublicensees pursuant to activities conducted under this Agreement. For clarity, Data does not include any patentable inventions.

1.25     “Development” means all activities conducted after the Effective Date relating to preclinical and clinical trials, toxicology testing, statistical analysis, publication and presentation of study results with respect to Licensed Products, and the reporting, preparation and submission of regulatory applications (including any CMC Information) for obtaining, registering and maintaining Regulatory Approval of Licensed Products, including the conduct of Phase 4 Clinical Trials; provided, however, “Development” shall exclude any activities relating to the Manufacture of Licensed Product or Commercialization of the Licensed Product. “Develop” and “Developing” shall have the correlative meanings. For clarity, “Development” shall include all activities undertaken in connection with Voluntary Phase 4 Clinical Trials.

1.26     “Divest” means, for purposes of Section 2.5, the sale or transfer of rights to the Competing Program to a Third Party where neither the assigning Party nor its assignee have the right to engage, and neither the assigning Party nor its assignee in fact engage, in any management, governance or decision-making activities in connection with such Competing Program in the Apollomics Territory. “Divestiture” shall have the correlative meaning.

1.27     “Executive Officers” means the Chief Executive Officer of GlycoMimetics and Chief Executive Officer of Apollomics or their respective designees.

1.28     “FDA” means the U.S. Food and Drug Administration or any successor entity thereto.

1.29     “Field” means all therapeutic and prophylactic uses of the Licensed Compounds in humans (regardless of form or method of administration).

1.30     “First Commercial Sale” means the first sale of a Licensed Product in the Apollomics Territory to a Third Party after Regulatory Approval has been obtained in the Apollomics Territory.

1.31     “Fiscal Year” means Apollomics’ fiscal year that starts on January 1 and ends on December 31.

1.32     “GCP” or “Good Clinical Practices” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the NMPA or other Regulatory Authority applicable to the Apollomics Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.33     “GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by NMPA or other Regulatory Authority applicable to the Apollomics Territory, as may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

1.34     “GlycoMimetics Development Technology” means (a) all Information (including Data and Regulatory Materials) that (i) (1) is Controlled by GlycoMimetics or its Affiliates as of the Effective Date or (2) becomes Controlled by GlycoMimetics or its Affiliates during the Term, and (ii) is reasonably necessary or useful for preclinical research of Licensed Products in the Field in the GlycoMimetics Territory; and (b) all Patents that (i) (1) are Controlled by GlycoMimetics or its Affiliates as of the Effective Date or (2) become Controlled by GlycoMimetics or its Affiliates during the Term, and (ii) Cover preclinical research of Licensed Products in the Field in the GlycoMimetics Territory, including GlycoMimetics’ interest in the Joint Patents and any Patents claiming any GlycoMimetics Inventions in the Field in the GlycoMimetics Territory.

1.35     “GlycoMimetics Licensed Know-How” means all Information (including Data and Regulatory Materials) that (a) (i) is Controlled by GlycoMimetics or its Affiliates as of the Effective Date or (ii) becomes Controlled by GlycoMimetics or its Affiliates during the Term, and

(b) is reasonably necessary or useful for the Development, Manufacture, or Commercialization of Licensed Products in the Field in the Apollomics Territory.

1.36     “GlycoMimetics Licensed Patents” means all Patents that (a) (i) are Controlled by GlycoMimetics or its Affiliates as of the Effective Date or (ii) become Controlled by GlycoMimetics or its Affiliates during the Term, and (b) Cover the Development, Manufacture, or Commercialization of Licensed Products in the Field in the Apollomics Territory, including GlycoMimetics’ interest in the Joint Patents and any Patents claiming any GlycoMimetics Inventions in the Field in the Apollomics Territory. GlycoMimetics Licensed Patents existing as of the Effective Date are set forth in Exhibit A, which GlycoMimetics shall keep updated from time to time during the Term.

1.37     “GlycoMimetics Technology” means the GlycoMimetics Licensed Know-How and GlycoMimetics Licensed Patents.

1.38     “GlycoMimetics Territory” means the world except for the Apollomics Territory.

1.39     “GMI-1271” means GlycoMimetics’ proprietary compound Uproleselan, an E-selectin antagonist, having the chemical structure set forth in Exhibit B.

1.40     “GMI-1687” means GlycoMimetics’ proprietary antagonist of E-selectin and follow-on compound to GMI-1271, having the chemical structure set forth in Exhibit B.

1.41     “Government Official” means (a) any official or employee of any Governmental Authority, or any department, agency, or instrumentality thereof (including without limitation commercial entities owned or controlled, directly or indirectly, by a Governmental Authority), (b) any political party or official thereof, or any candidate for political office, or (c) any official or employee of any public international organization.

1.42     “Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.43     “ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.44     “Indication” means a separately defined, well-categorized class of human disease or condition for which a separate MAA (including any extensions or supplements) is required to be filed with a Regulatory Authority. For clarity, if an MAA is approved for a Licensed Product in a particular Indication and patient population, a label expansion for such Licensed Product to include such Indication in a different patient population shall not be considered a separate Indication.

1.45     “Information” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, copyrights, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC Information, stability data and other study data and procedures.

1.46     “Initiation” means, with respect to a Clinical Trial, the first screening visit for the first patient in such Clinical Trial.

1.47     “Inventions” means any inventions and/or discoveries, including processes, manufacture, composition of matter, Information, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of a Party or its Affiliates or their respective sublicensees (a) pursuant to activities conducted under this Agreement, or (b) in connection with the Development, Manufacture, and Commercialization of Licensed Product, in each case of (a) and (b), including all rights, title and interest in and to the intellectual property rights therein and thereto; provided, however, that Inventions shall exclude Data.

1.48     “Joint Patents” means any Patents that claim Joint Inventions.

1.49     “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, municipal, city or other political subdivision, domestic or foreign.

1.50     “Licensed Compound” means (a) GMI-1271, or (b) GMI-1687, including salt forms of any of the foregoing.

1.51     “Licensed Product” shall mean (a) the Licensed Compound, or (b) any pharmaceutical composition or preparation containing or comprising the Licensed Compound as an active pharmaceutical ingredient (“API”), whether as its sole API or in combination with one (1) or more other APIs, in final finished form.

1.52     “Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting any Licensed Product, including oversight and management of vendors therefor.

1.53     “Manufacturing Cost” means, with respect to a particular Licensed Product (whether as active pharmaceutical ingredient or finished form) supplied by GlycoMimetics pursuant to Section 7.1: (a) if GlycoMimetics or its Affiliate Manufactures the applicable Licensed Product, the actual manufacturing cost of such Licensed Product (as determined in accordance with U.S. GAAP consistently applied with its other products); or (b) if a Third Party Manufactures such Licensed Product, the actual transfer price paid by GlycoMimetics or its Affiliate to such Third Party for the Manufacture of such Licensed Product without mark-up.

1.54     “Marketing Authorization Application” or “MAA” means a New Drug Application (“NDA”) or any other application to the appropriate Regulatory Authority for approval to market a Licensed Product, but excluding pricing approvals.

1.55     “Net Sales” means [***].

Notwithstanding the foregoing, amounts received or invoiced by Apollomics, its Affiliates, or their respective sublicensees for the sale of Licensed Product among Apollomics, its Affiliates or their respective sublicensees shall not be included in the computation of Net Sales hereunder unless the purchasing entity is the end-user. For purposes of determining Net Sales, the Licensed Product shall be deemed to be sold when billed or invoiced. Net Sales shall be accounted for in accordance with standard Apollomics practices for operation by Apollomics, its Affiliates or their respective sublicensees, as practiced in the Apollomics Territory, but in any event in accordance with Accounting Standards consistently applied in the Apollomics Territory. For clarity, a particular item may only be deducted once in the calculation of Net Sales. Notwithstanding anything to the contrary in the foregoing, to the extent any amounts deducted pursuant to subsections (d) or (g) above are subsequently recovered by Apollomics, its Affiliates, or their respective sublicensees during the Term, such recovered amounts shall be deemed “Net Sales” for the subsequent Calendar Quarter; provided that, if no royalties are owed by Apollomics for such subsequent Calendar Quarter pursuant to Section 8.4, Apollomics shall promptly refund such recovered amounts to GlycoMimetics.

The transfer of any Licensed Product to an Affiliate, sublicensee, or other Third Party (x) in connection with the research, development or testing of a Licensed Product (including, without limitation, the conduct of Clinical Trials), (y) for purposes of distribution as promotional samples, or (z) at no charge for indigent or similar public support or compassionate use programs, will not, in any case, be considered a Net Sale of a Licensed Product under this Agreement.

With respect to any transfer of any Licensed Product in the Apollomics Territory for any substantive consideration other than monetary consideration on arm’s length terms, for the purposes of calculating the Net Sales under this Agreement, such Licensed Product shall be deemed to be sold exclusively for money at the average Net Sales price charged to Third Parties for cash sales in the Apollomics Territory during the applicable reporting period (or if there were only de minimus cash sales in the Apollomics Territory, at the fair market value as determined by comparable markets).

Apollomics, its Affiliates, and their respective sublicensees shall not sell the Licensed Product as part of a bundle with other products or offer packaged arrangements to customers that include the Licensed Product, except with GlycoMimetics’ prior written consent.

Where a Licensed Product is sold in combination with other pharmaceutical or biologics products, diagnostic products, or active ingredients (each a “Combination Component” and together with the Licensed Product a “Combination Product”), the Net Sales applicable to such Combination Product shall be calculated by multiplying the total Net Sales of such Combination Product by the fraction A/(A+B), where A is the actual price of the Licensed Product in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately, and B is the sum of the actual prices of all Combination Components with which the Licensed Product is combined, in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately. If A or B cannot be determined because values for the Licensed Product or Combination Components with which the Licensed Product is combined are not available separately in a particular country, then Apollomics shall in good faith make a determination of the respective fair market values of the Licensed Product and all other Combination Components included in the Combination Product and shall notify GlycoMimetics of such determination and provide GlycoMimetics with data to support such determination.  GlycoMimetics shall have the right to review such determination and supporting data to notify Apollomics if it disagrees with such determination.  If GlycoMimetics does not agree with such determination and if the Parties are unable to agree in good faith as to such respective fair market values (a “Combination Product Dispute”), then such Combination Product Dispute shall be resolved pursuant to Section 14.2(b).

1.56     “NMPA” means the National Medical Product Administration of the People’s Republic of China, formerly known as the China National Drug Administration, or any successor agency or authority thereto.

1.57     “Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificate, patent term additions, patent term extensions or the equivalent thereof.

1.58     “Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

1.59     “Phase 1 Clinical Trial” means any human clinical trial of a Licensed Compound conducted mainly to evaluate the safety of chemical or biologic agents or other types of interventions (e.g., a new radiation therapy technique) that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its non-United States equivalents.

1.60     “Phase 2 Clinical Trial” means any human clinical trial of a Licensed Compound conducted mainly to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of identifying the appropriate dose for a Phase 3 Clinical Trial for a particular Indication or Indications that would satisfy the requirements of 21 CFR § 312.21(b) or its non-United States equivalents.

1.61     “Phase 3 Clinical Trial” means any human clinical trial of a Licensed Compound designed to: (a) establish that such Licensed Compound is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Licensed Compound in the dosage range to be prescribed; and (c) support regulatory approval of such Licensed Compound, that would satisfy the requirements of 21 CFR § 312.21(c) or its non-United States equivalents.

1.62     “Phase 4 Clinical Trial” means any human clinical trial of a Licensed Compound that is: (a) designed to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval for such Licensed Compound or (b) conducted after the first Regulatory

Approval of a Licensed Compound in the same Indication for which a Licensed Compound received Regulatory Approval.

1.63     “Pivotal Clinical Trial” means a clinical trial of a Licensed Compound in human patients (whether or not designated a Phase 3 Clinical Trial) in any Region with a defined dose or a set of defined doses of a Licensed Compound designed to ascertain efficacy and safety of such Licensed Compound and intended (if successful)  to provide the evidence and data sufficient for (a) market approval to the applicable Regulatory Authorities or (b) satisfying or meeting the requirements for the preparation and filing of an MAA with the Regulatory Authorities to support Regulatory Approval of such Licensed Compound.

1.64     “Proper Conduct Practices” means, with respect to a Party, each of its Representatives not, directly or indirectly, (a) making, offering, authorizing, providing or paying anything of value in any form, whether in money, property, services or otherwise to any Government Official, or other Person charged with similar public or quasi-public duties, or to any customer, supplier, or any other Person, or to any employee thereof, or failing to disclose fully any such payments in violation of the laws of any relevant jurisdiction to (i) obtain favorable treatment in obtaining or retaining business for it or any of its Affiliates, (ii) pay for favorable treatment for business secured, (iii) obtain special concessions or for special concessions already obtained, for or in respect of it or any of its Affiliates, in each case which would have been in violation of any Applicable Law, (iv) influence an act or decision of the recipient (including a decision not to act) in connection with the Person’s or its Affiliate’s business, (v) induce the recipient to use his or her influence to affect any government act or decision in connection with the Person’s or its Affiliate’s business or (vi) induce the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so; (b) engaging in any transactions, establishing or maintaining any fund or assets in which it or any of its Affiliates shall have proprietary rights that have not been recorded in the books and records of it or any of its Affiliates; (c) making any unlawful payment to any agent, employee, officer or director of any Person with which it or any of its Affiliates does business for the purpose of influencing such agent, employee, officer or director to do business with it or any of its Affiliates; (d) violating any provision of applicable Anti-Corruption Laws; (e) making any payment in the nature of bribery, fraud, or any other unlawful payment under the Applicable Law of any jurisdiction where it or any of its Affiliates conducts business or is registered; or, (f) if such Person or any of its Representatives is a Government Official, improperly using his or her position as a Government Official to influence the award of business or regulatory approvals to or for the benefit of such Person, its Representatives or any of their business operations, or failing to recuse himself or herself from any participation as a Government Official in decisions relating to such Person, its Representatives or any of their business operations.

1.65     “Regulatory Approval” means any and all approvals (including marketing authorization approvals, supplements, amendments, pre- and post-approvals, and pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the Manufacture, distribution, use or commercial sale of a Licensed Product in a given country or regulatory jurisdiction.

1.66     “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

1.67     “Regulatory Materials” means regulatory applications (including MAA), submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize Licensed Products in a particular country or jurisdiction.

1.68     “Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, controlling Persons, directors, officers and employees.

1.69     “Tax Withholding” means any tax deduction, tax withholding or similar payment from any amount paid or payable by Apollomics to GlycoMimetics.

1.70     “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.71     “U.S. Dollar” means a U.S. dollar, and “US$” shall be interpreted accordingly.

1.72     “U.S.” or “USA” means the United States of America, including all possessions and territories thereof.

1.73     “Valid Claim” means a claim (including a process, use, or composition of matter claim) of (a) an issued and unexpired patent that has not (i) irretrievably lapsed or been revoked, dedicated to the public or disclaimed or (ii) been held invalid, unenforceable or not patentable by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, which holding, finding or decision is final and unappealable or unappealed within the time allowed for appeal, or (b) a pending patent application that has been pending for no more than [***] years since its priority date and has not been abandoned or finally disallowed without the possibility of appeal.

1.74     “Voluntary Phase 4 Clinical Trial” means a Phase 4 Clinical Trial that is not conducted to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval for such Licensed Product.

1.75     Additional Definitions: The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
Agreement	Preamble
Alliance Manager	3.1
API	1.51
Apollomics	Preamble
Apollomics Indemnitees	11.1
Apollomics Inventions	9.1(d)(ii)
Apollomics Sublicense	2.1(d)

Defined Terms	Section
Claims	11.1
Combination Product Dispute	1.55
Commercialization Plan	6.2(a)
Competing Program	2.5
Confidentiality Agreement	1.20
CTD	1.17
Development Notice	4.7(b)
Development Opt-In Notice	4.7(b)
Development Participation Costs Dispute	4.7(b)
Development Participation Right	4.7(b)
Development Plan	4.2
Dispute	14.1
Effective Date	Preamble
Enforcing Party	9.4(b)
GAAP	1.1
GDP	3.2(a)(vi)
GlycoMimetics	Preamble
GlycoMimetics Indemnitees	11.2
GlycoMimetics Inventions	9.1(d)(i)
GlycoMimetics Partner	2.2
IFRS	1.1
Indemnified Party	11.3
Indemnifying Party	11.3
Infringement	9.4(a)
Initial Development Plan	4.2
Joint Clinical Trial Costs Dispute	4.3(b)(iii)
Joint Development Committee (JDC)	3.2(a)
Joint Inventions	9.1(d)(iii)
Licensed Mark	9.6(a)
Losses	11.1
Manufacturing Technology Transfer Agreement	7.2
NDA	1.54
Party	Preamble
Pharmacovigilance Agreement	5.8
Product Materials	4.7(a)
Region	1.7
Remedial Action	5.9
Reversion Background IP	13.6(f)
Reversion Collaboration IP	13.6(f)

Defined Terms	Section
[***]	[***]
Royalty Term	8.4(b)
Rules	14.2(a)
SEC	12.3(c)
Study	4.3(b)(i)
Supply Agreement	7.1
Term	13.1
Third Party Infringement Actions	9.5
Step-In Rights	9.2(d)
VAT	8.10(c)

ARTICLE 2

LICENSE

2.1       License to Apollomics.

(a)        License Grant in the Apollomics Territory. Subject to the terms and conditions of this Agreement, GlycoMimetics hereby grants Apollomics an exclusive (even as to GlycoMimetics except as provided in Section 2.1(b) below) license, with the right to sublicense (solely as provided in Section 2.1(d)), under the GlycoMimetics Technology, to Develop, Manufacture and have Manufactured (solely to the extent set forth in Section 7.2), distribute, market, promote, sell, have sold, offer for sale, import, label, package and otherwise Commercialize Licensed Products in the Field in the Apollomics Territory. As consideration for the foregoing license and access to and transfers of Information, including know-how, under this Agreement, Apollomics will make certain payments to GlycoMimetics as set out in, and subject to the terms and conditions of Article 8.

(b)       Development License. Subject to the terms and conditions of this Agreement, including Section 4.3(a)(i), GlycoMimetics hereby grants, and shall cause its Affiliates to grant to, Apollomics, a non-exclusive license under (i) the GlycoMimetics Technology and (ii) the GlycoMimetics Development Technology to conduct preclinical research with respect to Licensed Products in the Field in the GlycoMimetics Territory for the purpose of developing such Licensed Products for use in the Apollomics Territory.

(c)        GlycoMimetics Retained Rights. Notwithstanding the rights granted to Apollomics in Section 2.1(a)-(b), GlycoMimetics and its Affiliates shall retain:

(i)         the right to practice the GlycoMimetics Technology within the scope of the license granted to Apollomics under Section 2.1(a) in order to perform, or have performed by a Third Party, GlycoMimetics’ obligations under this Agreement; provided that GlycoMimetics shall remain solely responsible for such Third Party’s performance of or failures to perform any obligations of GlycoMimetics under this Agreement;

(ii)       the right to conduct preclinical Development activities for a Licensed Product in the Field in the Apollomics Territory for the purpose of obtaining or maintaining Regulatory Approval of Licensed Products in the GlycoMimetics Territory;

(iii)      the right to conduct clinical Development activities, excluding Phase 4 Clinical Trial activities, for a Licensed Product in the Field in the Apollomics Territory for the purpose of obtaining or maintaining Regulatory Approval of Licensed Products in the GlycoMimetics Territory, provided that GlycoMimetics shall obtain Apollomics’ written consent prior to conducting any such clinical Development activities, not to be unreasonably withheld; and

(iv)       the right to Manufacture or have Manufactured Licensed Products anywhere in the world, for sale and use in the GlycoMimetics Territory

For purposes of clarity, nothing in this Section 2.1(c) is intended to reserve for or give to GlycoMimetics any rights of Commercialization in the Apollomics Territory.

(d)       Sublicense Rights. Apollomics shall have the right to grant sublicenses of the license granted in Section 2.1(a), including sublicenses to a subset of the rights given in Section 2.1(a) to a third party, only with GlycoMimetics’ express prior written consent, such consent not to be unreasonably withheld. Notwithstanding the foregoing, Apollomics may sublicense any of its rights under Sections 2.1(a) or 2.1(b) to an Affiliate of Apollomics (e.g. a sublicense from Apollomics (Hong Kong) Limited to Apollomics China entity), under this Agreement without written consent from GlycoMimetics. If and upon GlycoMimetics’ grant of such consent (or with respect to any grant by Apollomics of a sublicense to an Affiliate), Apollomics shall, within thirty (30) days after granting any sublicense under Section 2.1(a), notify GlycoMimetics of the execution of such sublicense and provide GlycoMimetics with a true and complete copy of the sublicense agreement (which may have financial and commercial terms reasonably redacted) (each, an “Apollomics Sublicense”). Each Apollomics Sublicense shall be consistent with the terms and conditions of this Agreement, and Apollomics shall be solely responsible for all of its sublicensees’ activities and any and all failures by its sublicensees to comply with the terms of this Agreement. Without limiting the foregoing, each Apollomics Sublicense shall include the following additional terms and conditions:

(i)         the sublicensee shall be bound by confidentiality obligations no less stringent than those set forth in this Agreement;

(ii)       the sublicensee shall not have any right to grant further sublicenses to the GlycoMimetics Technology (excluding sublicenses to Third Party contractors and Apollomics’ Affiliates);

(iii)      the sublicensee shall not have any right to prosecute or maintain or enforce any GlycoMimetics Licensed Patents or Joint Patents (excluding sublicenses to Apollomics’ Affiliates); and

(iv)       the sublicensee shall assign or license to Apollomics all Data and Inventions generated by such sublicensee, and shall grant Apollomics all of the rights necessary for Apollomics to fulfill its obligations under Section 9.1; and

(v)        Apollomics shall use Commercially Reasonable Efforts to include in each Apollomics Sublicense a provision that, if this Agreement terminates, GlycoMimetics may assume Apollomics’ rights and obligations under the Apollomics Sublicense.

2.2       GlycoMimetics Partner. GlycoMimetics has the right, in its sole discretion, to enter into one (1) or more agreements with Third Parties and grant such Third Parties the right to Develop, Manufacture, and Commercialize Licensed Products in one or more countries in the GlycoMimetics Territory (each such Third Party, a “GlycoMimetics Partner”). In addition, GlycoMimetics shall have the right (but not the obligation) to exercise any or all of its rights and to fulfill any or all of its obligations under this Agreement through one (1) or more GlycoMimetics Partners; provided that (a) any such GlycoMimetics Partner is not actively developing, manufacturing, or commercializing a Competing Product in the Apollomics Territory, and (b) GlycoMimetics shall remain solely responsible for any GlycoMimetics Partner(s)’s performance of or failures to perform any obligations of GlycoMimetics under this Agreement. Apollomics shall cooperate fully with GlycoMimetics Partner(s) to the extent that Apollomics has the obligation under this Agreement to cooperate with GlycoMimetics.

2.3       Negative Covenant. Apollomics covenants that it will not, and will not permit any of its Affiliates or sublicensees to, use or practice any GlycoMimetics Technology outside the scope of the licenses granted to it under Sections  2.1(a) and 2.1(b).

2.4       No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel, implication, or otherwise to have granted the other Party any license or other right to any intellectual property of such Party.

2.5       Exclusivity. During the Term, neither Party shall, directly or indirectly, either by itself or with or through any of its Affiliates or any Third Party (including via any arrangement or series of arrangements with a Third Party), Develop, Manufacture or Commercialize any Competing Product in the Apollomics Territory. Notwithstanding the foregoing, if GlycoMimetics intends to license Commercialization rights with respect to its compound, GMI-1359 in the Apollomics Territory, GlycoMimetics agrees to notify Apollomics of such intent at least [***] prior to such event, and Apollomics will have a first right of negotiation as to Commercialization of GMI-1359 in the Apollomics Territory. Notwithstanding Section 15.5, either Party may without such consent but with prior written notice to the other Party, assign this Agreement and its rights and obligations hereunder in connection with a Change of Control, provided that, however, if either Party’s  assignee has an active program for developing, manufacturing or commercializing a Competing Product (a “Competing Program”), then, within [***] after the closing of such Change of Control transaction, such assignee shall either: (i) Divest the Competing Program (including all rights to the Competing Product) to a Third Party with respect to the Apollomics Territory, or (ii) discontinue the Competing Program in the Apollomics Territory. The assigning Party shall have the right to extend such [***] period up to an additional [***] by submitting documentation supporting the extension of such request to the other Party and using Commercially Reasonable Efforts to Divest or discontinue the Competing Program. If such assignee fails to either Divest or discontinue the Competing Program in the Apollomics Territory within such [***] period, then the non-assigning Party shall have the right to terminate this Agreement upon written notice to the assigning Party without any obligation to such Party (provided, that such notice of termination must be provided within [***] after expiration of such [***] period). If the GlycoMimetics assignee fails to either Divest or discontinue the Competing Program in the Apollomics Territory in the applicable time period, then, if Apollomics has not elected to terminate the Agreement, Apollomics has the right to offset any future milestone payments under Sections 8.2 and 8.3 and future royalty payments under Section 8.4 (in each case following the expiration of the applicable time period to Divest or discontinue the Competing Program) by an amount equal to [***]  Apollomics’ actual, direct damages resulting directly from GlycoMimetics’ failure to either Divest or discontinue the Competing Program in the Apollomics Territory in the applicable time period. If the Apollomics assignee fails to either Divest or discontinue the Competing Program in the Apollomics Territory in the applicable time period, then, if GlycoMimetics has not elected to terminate the Agreement, Apollomics’ obligations to pay any future milestone payments under Sections 8.2 and 8.3 and future royalty payments under Section 8.4 (in each case following the expiration of the applicable time period to Divest or discontinue the Competing Program) will increase by [***]. The foregoing shall apply to any Change of Control of either Party, regardless of whether this Agreement is assigned to any such Third party acquiror provided such acquiror has a Competing Program as of the consummation of the Change of Control transaction.  For clarity, notwithstanding anything to the contrary, the non-assigning Party retains the right under Section 12.5 to seek specific performance of the assigning Party’s obligation to Divest or discontinue the Competing Program.

2.6       Transfer of GlycoMimetics Licensed Know-How. Promptly after the Effective Date, GlycoMimetics shall, to the extent expressly provided for in Exhibit C, provide Apollomics with complete and accurate copies of the GlycoMimetics Licensed Know-How set forth in Exhibit C. The JDC (as defined below) shall establish a reasonable process and schedule for the transfer of any additional GlycoMimetics Licensed Know-How that subsequently becomes Controlled by GlycoMimetics or its Affiliates during the Term. GlycoMimetics shall reasonably cooperate with Apollomics in providing Apollomics with copies of such GlycoMimetics Licensed Know-How in accordance with the process and schedule agreed upon through the JDC.

ARTICLE 3

GOVERNANCE

3.1       Alliance Managers. Within thirty (30) days after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development, manufacturing, and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress and results of Apollomics’ Development, Manufacturing, and Commercialization of Licensed Products and any progress and results as to joint Development activities of the Parties. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties with respect to Licensed Products. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

3.2       Joint Development Committee.

(a)        Formation; Purpose. Within thirty (30) days after the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or

“JDC”) for the overall coordination and oversight of the Parties’ activities under this Agreement. The role of the JDC shall be:

(i)         to review, discuss and coordinate the overall strategy for the Development, Manufacturing, and Commercialization of Licensed Products in the Apollomics Territory, including related regulatory activities;

(ii)        to discuss and approve (subject to Section 3.3)  the inclusion of additional Indications within the Field for the Development and Commercialization of Licensed Products in the Apollomics Territory, including approval of the relevant Development Plan for such Indications;

(iii)       to review, discuss and approve (subject to Section 3.3) any proposed amendments or revisions to the Development Plan, including those with respect to clinical Development activities set forth in Section 4.3, and to review, discuss and approve (subject to Section 3.3) the conduct of any Development activities by Apollomics;

(iv)       to oversee the initial transfer of the GlycoMimetics Technology and Development activities related to the Licensed Products from GlycoMimetics to Apollomics in accordance with the terms of this Agreement;

(v)        to oversee and coordinate the on-going sharing and transfer of Know- How generated in or related to the Development of Licensed Products;

(vi)      to the extent that the Parties agree to a Global Development Plan (“GDP”) with regard to a Licensed Product in a particular Indication, to (1) review, approve and oversee performance of the global non-clinical research of Licensed Products in the Field for that Indication; (2) review and approve clinical study design, including clinical study endpoints, clinical methodology and monitoring requirements for the Clinical Studies; and (3) review, discuss, and approve a global regulatory strategy with respect to seeking and obtaining Regulatory Approval of the Licensed Products in the Field; and

(vii)       to perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.

Notwithstanding anything to the contrary, Apollomics’ right to participate in a global study under a GDP shall be subject to GlycoMimetics’ consent, provided that (1) Apollomics’ execution of its responsibilities under the GDP shall at all times be consistent with the GDP; and (2) in the event GlycoMimetics modifies or terminates the underlying global study, GlycoMimetics shall provide Apollomics with notice of the same and Apollomics shall modify the study in accordance with GlycoMimetics’ modifications or terminate the study, as applicable, in each case within a commercially reasonable time upon receipt of such notification from GlycoMimetics.

(b)       Members. The JDC shall be comprised of an equal number of representatives from each Party. Each Party’s representatives shall be an officer or employee of such Party or its Affiliate having sufficient seniority within the applicable Party to make decisions arising within the scope of the JDC’s responsibilities. Each Party shall initially appoint three (3) representatives to the JDC. Each Party may replace its representatives at any time upon written notice to the other Party. Each Party shall appoint one (1) of its representatives on the JDC to act as the co-chairperson. The role of the co-chairpersons shall be to convene and preside at the JDC meetings and to ensure the circulation of meeting agendas at least five (5) days in advance of JDC meetings and the preparation of meeting minutes and any pre-read materials in accordance with Section 3.2(c), but the co-chairpersons shall have no additional powers or rights beyond those held by other JDC representatives. Employees or consultants of either Party that are not representatives of the Parties on the JDC may attend meetings of the JDC, provided that such attendees shall not vote or otherwise participate in the decision-making process of the JDC and are subject to obligations of confidentiality substantially similar to the provisions set forth in Section 12.1.

(c)        Meetings. The JDC shall meet at least every three (3) months during the Term, and at least one (1) such meeting per calendar year shall be in-person, unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special JDC meeting (by videoconference or teleconference) with reasonable advanced written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall promptly provide the JDC prior to the special meeting with materials reasonably adequate to enable an informed decision. All JDC meetings shall be conducted in English, and all communications under this Agreement shall be in English. The location of each in-person JDC meeting shall alternate between locations reasonably selected by each of the Parties. The co-chairpersons shall be responsible for preparing reasonably detailed written minutes of the JDC meetings that reflect all material decisions made at such meetings. The co-chairpersons shall send draft meeting minutes to each representative of the JDC for review and approval within ten (10) Business Days after the JDC meeting. Such minutes shall be deemed approved unless one or more JDC representatives object to the accuracy of such minutes within ten (10) Business Days of receipt.

3.3       Decision Making. The JDC shall strive to seek consensus in its actions and decision making process, and all decisions by the JDC shall be made by consensus, with each Party having collectively one (1) vote in all decisions. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JDC, the representatives of the Parties cannot reach an agreement as to such matter (to the extent that such matter requires the agreement of the Parties hereunder) within ten (10) Business Days after such matter was brought to the JDC for resolution or after such matter has been referred to the JDC, such disagreement shall be referred to the Executive Officers for resolution. If the Executive Officers cannot resolve such matter within thirty (30) days after such matter has been referred to them, then:

(a)        except as set forth in Section 3.3(b) below, the Apollomics Executive Officer shall have the final decision making authority with respect to the Development or Commercialization of Licensed Products in the Field in the Apollomics Territory to the extent such Development and Commercialization activities solely arise within the Apollomics Territory and solely impact the Development, Commercialization, and Manufacture of Licensed Products in the Apollomics Territory; and

(b)       the GlycoMimetics Executive Officer shall have the final decision making authority with respect to all other matters not allocated to Apollomics in Section 3.3(a), including any JDC decisions that would reasonably be expected individually or in the aggregate to have an Adverse Risk or that relate to any global study worldwide.

For clarity, any Dispute concerning whether the Apollomics Executive Officer or the GlycoMimetics Executive Officer shall have the final decision making authority shall be resolved through arbitration in accordance with Section 14.2.

3.4       Limitation of JDC Authority. The JDC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.

3.5       Discontinuation of the JDC. The activities to be performed by the JDC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. The JDC shall continue to exist until the first to occur of: (a) the Parties mutually agree to disband the JDC; or (b) GlycoMimetics provides written notice to Apollomics of its intention to disband and no longer participate in the JDC. Thereafter, the JDC shall have no further obligations under this Agreement and, thereafter, each Party shall designate a contact person for the exchange of information relevant to the JDC under this Agreement. The former decisions handled by the JDC shall be decisions of (i) Apollomics with respect to the Development or Commercialization of Licensed Products in the Field in the Apollomics Territory to the extent such Development and Commercialization activities solely arise within the Apollomics Territory and solely impact the Development, Commercialization, and Manufacture of Licensed Products in the Apollomics Territory; and (ii) GlycoMimetics with respect to all other matters not allocated to Apollomics in this Section 3.5(a), including any decisions that would reasonably be expected individually or in the aggregate to have an Adverse Risk or that relate to any global study worldwide.

ARTICLE 4

DEVELOPMENT

4.1       Overview; Diligence. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Apollomics shall be solely responsible for the Development of Licensed Products in the Field in the Apollomics Territory, at its own cost and expense (except as otherwise expressly set forth herein), including all non-clinical and clinical studies and collection of CMC Information, as necessary to obtain Regulatory Approval for Licensed Products in any Region in the Apollomics Territory. Apollomics shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for Licensed Products in the Field in each Region in the Apollomics Territory. Without limiting the generality of the foregoing, Apollomics shall (a) conduct its Development activities under and in accordance with the Development Plan, including spending the minimum amount on Development activities as well as Manufacturing activities related to such Development, as are set forth in the Initial Development Plan, and (b) complete the first dosing of the first patient in the first Clinical Trial for a Licensed Product within [***] of the Effective Date, provided that Apollomics may request a one-time extension of an additional [***] by submitting a written request to the JDC for review and approval.

4.2       Development Plan. Without limiting the generality of the other provisions in this Article 4, an initial, mutually agreed Development Plan is attached hereto as Exhibit D (the “Initial Development Plan” and together with any subsequent updates pursuant to this Section 4.2, collectively the “Development Plan”). The Development Plan shall include among other things, (a) the Indications in the Field for which the Licensed Products are to be Developed and other exploratory Indications in the Field for which the Licensed Products may be developed, (b) critical activities to be undertaken under this Agreement, (c) go/no-go decision points and relevant decision criteria, (d) solely to the extent expressly agreed by GlycoMimetics with respect to any responsibilities allocated to GlycoMimetics, certain allocations of responsibilities between the Parties under the Development Plan, and (e) all non-clinical and clinical studies, CMC Information collection activities and regulatory activities with respect to the Licensed Products to be conducted by or on behalf of Apollomics or its Affiliates or their respective sublicensees in the Apollomics Territory or preclinical research activities to be conducted by Apollomics in the GlycoMimetics Territory. From time to time during the Term, Apollomics may prepare written amendments and updates, as appropriate, to the then-current Development Plan, and shall submit such amendments and updates to the JDC in accordance with Section 4.3. Apollomics shall be solely responsible for all decisions regarding the day-to-day conduct of Development within the Apollomics Territory.

4.3       Other Development Activities.

(a)        Pre-Clinical Development. Apollomics shall have the right to conduct any pre-clinical studies in the Apollomics and/or the GlycoMimetics Territories to generate and obtain Data that is reasonably useful for the Development of any Licensed Product in the Apollomics Territory, provided that Apollomics shall promptly amend the Development Plan to include such pre-clinical studies and submit such amendment to the JDC for review.

(i)         For purposes of clarity, the Parties have agreed that Apollomics shall have the right to conduct preclinical IND enabling studies for GMI-1687 in the Apollomics and/or the GlycoMimetics Territories for [***] for the purpose of filing and supporting one (1) or more regulatory filings in the Apollomics Territory as part of the Development Plan. As a condition for this right, Apollomics agrees (1) to spend up to [***] on such preclinical studies, (2) to conduct such studies adhering to FDA standards so the Data can be used to support an FDA filing in the US, and (3) to share the Data with GlycoMimetics for its use.  This shall be included as part of the Initial Development Plan.

(ii)       GlycoMimetics hereby agrees to conduct preclinical studies for GMI-1687 on another Indication (to be determined) for the purpose of filing an IND with the FDA and to share the Data with Apollomics for its use in the Apollomics Territory.  This shall be included as part of the Initial Development Plan.

(b)       Clinical Development. If Apollomics wishes to conduct any clinical studies for the Development of (i) any Licensed Product for any Indication in the Field other than an Indication included in the Initial Development Plan, or (ii) any new formulations or new combinations of Licensed Product, in the Field in the Apollomics Territory, Apollomics may propose an amendment to the Development Plan to include such clinical studies and submit such amendment to the JDC for review and approval. Upon receipt of such proposal, the JDC shall promptly (but in any event within thirty (30) days) review and decide on whether to approve such proposal. If the JDC approves such amendment, such clinical studies shall be included in the amended Development Plan, and Apollomics may conduct such clinical studies at its own cost.

(i)         The Parties hereby agree that, as part of the Development Plan, Apollomics will contribute a prospective cohort of Chinese patients in parallel with the on-going global Phase 3 Clinical Trial for GMI-1271 in relapsed or refractory (R/R) AML (the “Study”) that preserves the ability to combine the global and local datasets to support Regulatory Approval in the Apollomics Territory. As part of the pre-IND meeting, Apollomics will seek NMPA guidance on the acceptability of the parallel database Study to support commercial approval in the Apollomics Territory.  Should the NMPA not agree to the parallel database Study, Apollomics shall pursue a bridging approach for the R/R AML Phase 3 Clinical Trial.

(ii)       Apollomics will be responsible for determining the clinical sites in the Apollomics Territory and the regulatory filings in the Apollomics Territory.  As a condition to participating in the Study, Apollomics agrees to use GlycoMimetics global clinical research organization IQVIA or a designated IQVIA affiliate to oversee and monitor the study in the Apollomics Territory.  The number of sites, patients and allocation of costs for the Study will be mutually agreed to by the JDC as part of the GDP within the overall Development Plan.

(iii)      If Apollomics requests to participate in a joint Phase 1 Clinical Trial with GlycoMimetics with respect to GMI-1687, GlycoMimetics shall consider such request in good faith. If GlycoMimetics, at its sole discretion, approves Apollomics’ request to participate in such joint Phase 1 Clinical Trial, the Parties shall discuss in good faith the allocation of responsibilities and costs for such Clinical Trial. In addition, any Dispute regarding the allocation of costs with respect to such joint Phase 1 Clinical Trial (“Joint Clinical Trial Costs Dispute”) shall be subject to Section 14.2(b).

4.4       Cooperation. GlycoMimetics shall provide such technical assistance and cooperation to Apollomics as Apollomics may reasonably request (subject to Apollomics’ reimbursement of GlycoMimetics’ external and internal costs and expenses related thereto), as necessary or reasonably useful for Apollomics to Develop, Manufacture and Commercialize Licensed Products in the Field in the Apollomics Territory and to conduct preclinical research activities in the Field in the GlycoMimetics Territory or Apollomics Territory.

4.5       Development Records. Apollomics shall maintain complete, current and accurate records of all activities conducted pursuant to the Development Plan by Apollomics, its Affiliates and their respective sublicensees, and all Data and other Information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Apollomics shall document all non-clinical studies and clinical trials in formal written study records in accordance with all Applicable Law, including applicable national and international guidelines such as ICH, GCP and GLP. GlycoMimetics shall have the right to review and copy such records at reasonable times and to obtain access to review the original to the extent necessary or useful for regulatory or patent purposes upon reasonable notice to Apollomics and at a time and location mutually acceptable to Apollomics. Notwithstanding anything to the contrary herein, Apollomics shall have the right to retain the originals of all its records.

4.6       Development Reports. Apollomics shall keep GlycoMimetics reasonably informed as to the progress and results of its and its Affiliates’ and their respective sublicensees’ work under the Development Plan (including prompt reporting of available clinical data). Without limiting the foregoing, at each regularly scheduled JDC meeting, Apollomics shall provide GlycoMimetics with a written report summarizing the Development activities performed since the last JDC meeting and the results thereof, and comparing such activities with the Development Plan for such time period. Such reports shall be provided in English and at a level of detail reasonably requested by GlycoMimetics and sufficient to enable GlycoMimetics to determine Apollomics’ compliance with its diligence obligations under Section 4.1. At such JDC meeting, the Parties shall discuss the status, progress and results of Apollomics’ Development activities. Apollomics shall promptly respond to GlycoMimetics’ reasonable questions or requests for additional information relating to such Development activities. In addition, within thirty (30) days after the end of each Fiscal Year, Apollomics shall provide GlycoMimetics with a detailed written annual report in English regarding the progress under the Development Plan and results thereof.

4.7       Data Exchange.

(a)        In addition to GlycoMimetics’ obligation with respect to the transfer of GlycoMimetics Licensed Know-How set forth under Section 2.6 and each Party’s adverse event and safety data reporting obligations pursuant to Section 5.8, but subject to the remainder of this Section 4.7, each Party shall, at its sole cost and expense, promptly provide the other Party with copies of all Data and access to Regulatory Materials related to all Licensed Products generated by or on behalf of such Party or its Affiliates or sublicensees in the performance of Development activities of the Licensed Products in their respective territories (the “Product Materials”). The JDC may establish reasonable policies to effectuate such exchange of Product Materials between the Parties. For clarity, GlycoMimetics shall not be obligated to share with Apollomics or provide Apollomics access to CMC Information or any other Information related to the Manufacture of Licensed Products (except as set forth in Sections 5.1 and 7.2).

(b)       Following Completion of the first Phase 2 Clinical Trial of a Licensed Product, on an Indication-by-Indication basis (excluding Acute Myeloid Leukemia (AML)), GlycoMimetics shall notify Apollomics in writing of its intent to conduct a global clinical study with respect to such Licensed Product and Indication and shall provide a copy of the applicable protocol for such global clinical study and the clinical Data from the first Phase 2 Clinical Trial in each Indication (each a “Development Notice”). Subject to written amendment of the Development Plan and approval by the JDC, Apollomics shall have the option to participate in such global clinical study and share any related Development costs, exclusive of regulatory costs (“Development Participation Right”) by providing written notice of its intent to participate within [***] of its receipt of a Development Notice (“Development Opt-In Notice”). If Apollomics fails to timely exercise its Development Participation Right, GlycoMimetics shall have no further obligations under Section 4.7(a) with respect to any Data and Regulatory Materials related to the Licensed Product and Indication for which Apollomics did not timely exercise its Development Participation Right except as set forth in Sections  5.1(b) and 5.3. Upon timely exercise of Apollomics’ Development Participation Right, (i) each Party shall promptly provide the other Party with copies of all Product Materials it Controls that is reasonably necessary or useful to the underlying shared, global clinical study; and (ii) the Parties shall discuss in good faith a commercially reasonable allocation of the Development costs, exclusive of regulatory costs, for such global clinical study. Each Party will bear its own costs with regard to regulatory filings in its respective Territory.  If the Parties do not reach agreement on the allocation of costs within [***], either Party may refer such matter (a “Development Participation Costs Dispute”) for resolution pursuant to 14.2(b).  If Apollomics did not initially elect to exercise its Development Participation Right pursuant to this Section 4.7(b), Apollomics may at any time thereafter retroactively elect to exercise its Development Participation Right by paying to GlycoMimetics an amount equal to [***] Development costs incurred by GlycoMimetics until such time as Apollomics elects to exercise such right (and [***] of such Development costs incurred thereafter), in which case GlycoMimetics’ obligations under Section 4.7(a) shall resume with respect to the Data and Regulatory Materials related to such Licensed Product and Indication for which Apollomics retroactively exercised its Development Participation Right. Notwithstanding the foregoing, Apollomics may elect to Develop, at its own cost and expense, the Licensed Products in any Indication in the Field in the Apollomics Territory as approved under the Development Plan, even if Apollomics does not exercise its Development Participation Right with respect to the same Indication.

4.8       Subcontractors. Apollomics shall have the right to engage and sublicense its rights under the GlycoMimetics Technology to its subcontractors to the extent necessary to conduct any activities necessary for Development of Licensed Products, including but not limited to non-clinical studies, clinical studies, CMC activities, and regulatory services for Licensed Products, under this Agreement, provided that such subcontractors are bound by written obligations of confidentiality consistent with this Agreement and have agreed in writing to assign to Apollomics all Data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work. Apollomics may also subcontract its rights to Manufacture the Licensed Product in the Territory, provided that such subcontractors are bound by written obligations of confidentiality consistent with this Agreement and have agreed in writing to assign to Apollomics all Data, Information, inventions and other intellectual property generated by such subcontractor in the course of or as a result of performing such subcontracted work. Apollomics shall remain responsible for any obligations that have been delegated or subcontracted to any subcontractor, and shall be responsible for the performance of its subcontractors.

ARTICLE 5

REGULATORY MATTERS

5.1       Regulatory Responsibilities.

(a)        Subject to the terms and conditions of this Agreement, Apollomics will be responsible, at its sole cost and expense, for the conduct of all regulatory activities required to obtain and maintain Regulatory Approval of Licensed Products in the Field in the Apollomics Territory, including the preparation and submission of all Regulatory Materials and all communications and interactions with Regulatory Authorities, as necessary to obtain Regulatory Approval for Licensed Products in any Region in the Apollomics Territory. Apollomics shall be responsible for filing each MAA in the Apollomics Territory for each Licensed Product in its own name. The Development Plan shall include the regulatory strategy for obtaining Regulatory Approval of Licensed Products in the Apollomics Territory. Apollomics shall use Commercially Reasonable Efforts to carry out its regulatory obligations for Licensed Products pursuant to such strategy.

(b)       GlycoMimetics shall provide all reasonable assistance and cooperation to Apollomics as Apollomics may reasonably request (subject to Apollomics’ reimbursement of GlycoMimetics’ reasonable external and internal costs and expenses related thereto) during the Term of this Agreement, with respect to the satisfaction of its obligations under Section 5.1(a), including (i) in connection with the preparation of Regulatory Materials, (ii) providing documentation within GlycoMimetics’ possession and control, in each case as requested by Regulatory Authorities at Apollomics’ cost, and (iii) transferring to Apollomics additional Regulatory Materials in the GlycoMimetics Territory as requested by Regulatory Authorities in the Apollomics Territory within fifteen (15) days of Apollomics’ reasonable request. In the event that GlycoMimetics believes that such requests are not reasonable or are otherwise burdensome to GlycoMimetics, then such matter shall be promptly submitted to the JDC for review and discussion. Without limiting the foregoing, GlycoMimetics shall provide Apollomics with modules 2, 3, 4 and 5 of the CTD in a manner sufficient for filing in the U.S. as soon as reasonably practicable after completion thereof. Additionally, GlycoMimetics shall provide Apollomics with information sufficient for filing modules 2, 3, 4 and 5 of the CTD in the Apollomics Territory. Apollomics shall be responsible for publishing and submitting the CTD (including modules 2, 3, 4 and 5) to the Regulatory Authority in the Apollomics Territory. In order to address questions Apollomics may receive from a Regulatory Authority in the Apollomics Territory related to modules 2, 3, 4 and 5 of the CTD, GlycoMimetics will assist in the preparation of responses based on information that would be found in: various technical reports, notebooks, executed batch records, master batch records, SOPs, validation protocols and reports, vendor certificates, and third party study reports and other CMC related documents not otherwise included in modules 2, 3, 4 and 5 of the CTD or otherwise already provided to Apollomics. Any such transfer of CMC Information as set forth in this Section 5.1 is conditioned on Apollomics establishing appropriate firewalls or equivalent means to ensure that such CMC Information is protected from unauthorized disclosure and is used only for legal and regulatory compliance purposes and not for any other purpose. In furtherance of the foregoing, Apollomics shall ensure that any CMC Information provided by or on behalf of GlycoMimetics pursuant to this Section 5.1 shall only be disclosed to those identified personnel of Apollomics (or a designated agreed Third Party) who (a) have a need to know the same to comply with the above obligations, and (b) have been fully informed of and acknowledge the highly sensitive and proprietary nature of such information and the need to maintain its secrecy and avoid inappropriate usage or disclosure, by using the firewall or equivalent means. Notwithstanding anything to the contrary herein, GlycoMimetics’ obligations under this Section 5.1(b), including to provide Apollomics with modules 2, 3, 4 and 5 of the CTD and such other information or assistance specified in this Section 5.1(b), shall apply solely to the extent GlycoMimetics is manufacturing and providing Apollomics with Licensed Products under the clinical Supply Agreement or commercial Supply Agreement. GlycoMimetics agrees, to the extent CMC Data is required or requested by the Regulatory Authorities, including the NMPA, to generate such Data at Apollomics’ expense.

5.2       Regulatory Information Sharing. Apollomics shall (a) provide GlycoMimetics with the English translations at GlycoMimetics’ cost (to the extent prepared and originated by Apollomics in Chinese), along with the original documents (in the electronic format in which it has been prepared by Apollomics) of draft package inserts, CTA and CTD, for GlycoMimetics’ review and comment, in connection with obtaining or maintaining any MAA approval for Licensed Products in the Field in the Apollomics Territory, prior to the submission of such documents to the Regulatory Authority in the Apollomics Territory; and (b) shall keep GlycoMimetics informed of any material verbal or written communication or question relating to Licensed Products received by Apollomics from the Regulatory Authority in the Apollomics Territory. Except as required by Applicable Law, Apollomics, its Affiliates and sublicensees shall not submit any Regulatory Materials to, or communicate with, any Regulatory Authority in the GlycoMimetics Territory regarding any Licensed Products. If such submission or communication is required by Applicable Law, Apollomics shall immediately notify GlycoMimetics in writing of such requirement and the content of such submission or communication to allow reasonable time for GlycoMimetics to provide comment, if possible. Notwithstanding the foregoing, the preceding sentence shall not be construed to restrict Apollomics ability to take any action that it deems appropriate or required of it under Applicable Law or regulatory requirements.

5.3       Meetings with Regulatory Authorities. Apollomics shall lead all interactions with Regulatory Authorities in the Apollomics Territory with respect to Licensed Products. Apollomics shall keep GlycoMimetics reasonably informed of any material regulatory developments related to Licensed Products in the Field in the Apollomics Territory. At each regularly scheduled JDC meeting, Apollomics shall provide GlycoMimetics with a list and schedule of any in-person meeting or teleconference with the applicable Regulatory Authorities (or related advisory committees) in the Apollomics Territory planned for the next Calendar Quarter that relates to any Licensed Product in the Field. In addition, Apollomics shall notify GlycoMimetics as soon as reasonably possible (but in no event later than five (5) Business Days if possible) after Apollomics becomes aware of any additional such meetings or teleconferences that become scheduled for such Calendar Quarter. To the extent permitted by Applicable Law and by the Regulatory Authorities (as reasonably determined by Apollomics), GlycoMimetics shall have the right to participate (whether directly or through a representative) in all such meetings and teleconferences, at GlycoMimetics’ cost. If such participation would result in the disclosure to GlycoMimetics of Apollomics’ Confidential Information unrelated to the subject matter of this Agreement, the Parties shall enter into a confidentiality agreement covering such unrelated subject matter.

5.4       Regulatory Costs. Unless otherwise provided in this Agreement, Apollomics shall be responsible for the costs and expenses incurred in connection with the preparation and filing of any and all Regulatory Materials and the maintenance of any and all Regulatory Approvals (including MAA approvals) for Licensed Products in the Field in the Apollomics Territory.

5.5       Right of Reference to Regulatory Materials. Each Party hereby grants to the other Party the right of reference to all Regulatory Materials pertaining to Licensed Products submitted by or on behalf of such Party. The receiving Party may use such right of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of Licensed Products in its respective territory. Each Party shall support the other Party, as reasonably requested by such other Party and at such other Party’s expense, in obtaining Regulatory Approvals in such other Party’s territory, including providing necessary documents or other materials required by Applicable Law to obtain Regulatory Approval in such territory, all in accordance with the terms and conditions of this Agreement.

5.6       No Harmful Actions. If GlycoMimetics believes that Apollomics is taking or intends to take any action with respect to any Licensed Product that could reasonably be expected to have an Adverse Risk, GlycoMimetics may bring the matter to the attention of the JDC and the Parties shall discuss in good faith to promptly resolve such concern.

5.7       Notification of Threatened Action. Each Party shall immediately notify the other Party (including by providing notice to the other Party’s Alliance Manager) of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including without limitation a Regulatory Authority, which may affect the Development, Manufacture, Commercialization or regulatory status of any Licensed Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

5.8       Adverse Event Reporting and Safety Data Exchange. No later than [***] before the commencement of a clinical study with respect to Development of any Licensed Product by Apollomics in the Apollomics Territory, the Parties shall define and finalize the actions that the Parties shall employ with respect to such Licensed Product to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”) for the Development of the Licensed Product. Further, no later than [***] before the anticipated launch date of any Licensed Product in the Apollomics Territory, the Parties shall enter into a separate Pharmacovigilance Agreement for the Commercialization of the Licensed Product. These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recording, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Licensed Product. Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill all regulatory reporting obligations under Applicable Law. Furthermore, such agreed procedure shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory reporting safety reporting requirement, in which case local reporting requirement shall prevail. The Pharmacovigilance Agreement shall provide for an adverse event database for the Licensed Products in the Apollomics Territory to be maintained by Apollomics at Apollomics’ expense, and a global safety database for the Licensed Products, to be maintained by GlycoMimetics at GlycoMimetics’ expense. As between the Parties, Apollomics shall be responsible for preparing all adverse event reports and responses to safety issues and requests of Regulatory Authorities relating to Licensed Products in the Apollomics Territory, and Apollomics shall be responsible for filing such reports and responses with Regulatory Authorities in the Apollomics Territory. As between the Parties, Apollomics shall also be responsible for reporting any quality complaints, adverse events and safety data related to Licensed Products to GlycoMimetics for inclusion in the global safety database. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and permitted sublicensees to comply with such obligations.

5.9       Remedial Actions. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action taken by virtue of Applicable Law (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Apollomics shall, and shall ensure that its Affiliates and sublicensees will, maintain adequate records to permit the Parties to trace the packaging, labeling, distribution, sale and use (to the extent possible) of the Licensed Product in the Apollomics Territory. Apollomics shall have sole discretion with respect to any matters relating to any Remedial Action in the Apollomics Territory, including the decision to commence such Remedial Action and the control over such Remedial Action in its territory, at its cost and expense; provided, however, if GlycoMimetics determines in good faith that any Remedial Action with respect to any Licensed Product in the Apollomics Territory should be commenced or is required by Applicable Law or Regulatory Authority, (a) GlycoMimetics shall discuss such Remedial Action with Apollomics and (b) Apollomics shall carry out such Remedial Action upon GlycoMimetics’ request. Notwithstanding anything to the contrary in clause (b) above, if Apollomics in good faith disagrees that such Remedial Action should be commenced or is required by Applicable Law or Regulatory Authority, such Remedial Action shall be conducted at GlycoMimetics’ cost; provided that, if a Regulatory Authority later determines that such Remedial Action is required, Apollomics shall reimburse GlycoMimetics such costs. Each Party shall provide the other Party, at the other Party’s expense, with such assistance in connection with a Remedial Action as may be reasonably requested by such other Party.

ARTICLE 6

COMMERCIALIZATION

6.1       Overview; Diligence. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Apollomics has the sole right and responsibility for all aspects of the Commercialization of Licensed Products in the Field in the Apollomics Territory, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of Licensed Products; (c) marketing, advertising and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to Applicable Laws relating to the marketing, detailing and promotion of Licensed Products in the Field in the Apollomics Territory. Apollomics shall bear all of the costs and expenses incurred in connection with such Commercialization activities. Apollomics shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the Apollomics Territory and to aggressively market and sell the Licensed Products in the Apollomics Territory and to expand annual Net Sales of the Licensed Products in the Apollomics Territory. Without limiting the generality of the foregoing, Apollomics shall use Commercially Reasonable Efforts to conduct its Commercialization activities under and in accordance with the Commercialization Plan.

6.2       Commercialization Plan.

(a)        General. Apollomics shall Commercialize Licensed Products in the Field in the Apollomics Territory pursuant to a commercialization plan (the “Commercialization Plan”). The Commercialization Plan shall include (i) a detailed description of all key strategic decisions (including messaging, branding, marketing, advertising, sales force positioning, number of representatives and details, pricing strategy, etc.), implementation tactics and pre-launch and post-launch activities; (ii) a reasonably detailed description and timeline of Apollomics’, its Affiliates’ and their respective sublicensees’ Commercialization activities for Licensed Products in the Apollomics Territory for [***], including medical marketing activities, sales forecasts and projections, pricing, reimbursement, market research, sales training, distribution channels, customer service and sales force matters related to the launch and sale of Licensed Products in the Apollomics Territory, and (iii) a strategic plan for Commercialization of Licensed Products in the

Apollomics Territory for [***]. In the event that Apollomics’ Commercialization Plan requires the use of GlycoMimetics internal resources to conduct additional activities, the extent of such need shall be clearly specified in the Commercialization Plan and will require the prior written approval of GlycoMimetics.

(b)       Initial Plan and Amendments. Within a reasonable time (but no later than [***]) prior to the anticipated Regulatory Approval of each Licensed Product in the Apollomics Territory, Apollomics shall prepare and present to the JDC the initial Commercialization Plan for review and discussion (but not approval) by the JDC. From time to time (but at least on an annual basis) during the Term, Apollomics shall prepare updates and amendments, as appropriate, to the then-current Commercialization Plan, and shall submit all updates and amendments to the Commercialization Plan to the JDC for review and discussion (but not approval). Notwithstanding anything to the contrary contained in this Agreement, the Commercialization Plan, and any updates and amendments thereto, shall not require the approval of the JDC or GlycoMimetics, provided that Apollomics considers in good faith any comments by the JDC or GlycoMimetics concerning consistent global marketing of Licensed Products.

6.3       Data Exchange. Apollomics shall keep GlycoMimetics reasonably informed of Apollomics’, its Affiliates’ and their respective sublicensees’ Commercialization activities with respect to the Licensed Products in the Field in the Apollomics Territory. GlycoMimetics shall provide and/or disclose to Apollomics, upon Apollomics’ request, and no more than once each Calendar Quarter, at GlycoMimetics’ cost, copies of any materials prepared by or on behalf of GlycoMimetics that are necessary or reasonably useful in connection with Apollomics’ Commercialization of Licensed Products in the Field in the Apollomics Territory (including relevant training materials, global brand and global market research, in each case, with respect to Licensed Products).

6.4       No Diversion. Each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and sublicensees will not, directly or indirectly, promote, market, distribute, import, sell or have sold the Licensed Products, including via internet or mail order, in the other Party’s territory. With respect to any country in the other Party’s territory, a Party shall not, and shall ensure that its Affiliates and their respective sublicensees will not: (a) establish or maintain any branch, warehouse or distribution facility for Licensed Products in such countries, (b) knowingly engage in any advertising or promotional activities relating to Licensed Products that are directed primarily to customers or other purchaser or users of Licensed Products located in such countries, (c) actively solicit orders for Licensed Products from any prospective purchaser located in such countries, or (d) knowingly sell or distribute Licensed Products to any person in such Party’s territory who intends to sell or has in the past sold Licensed Products in such countries. If either Party receives any order for any Licensed Product from a prospective purchaser reasonably believed to be located in a country in the other Party’s territory, the receiving Party shall immediately refer that order to the other Party and such Party shall not accept any such orders. Each Party shall not deliver or tender (or cause to be delivered or tendered) Licensed Products into a country in the other Party’s territory. Each Party shall not, and shall ensure that its Affiliates and their respective sublicensees will not, knowingly restrict or impede in any manner the other Party’s exercise of its retained exclusive rights in the other Party’s territory.

6.5       Field Restrictions. Apollomics hereby covenants that it shall not, nor shall it permit any Affiliate or sublicensee to, directly or indirectly, market, promote, detail, sell or offer for sale Licensed Products in the Apollomics Territory for any use outside the Field. GlycoMimetics acknowledges and understands that Apollomics cannot control the ultimate use of Licensed Products it sells and that the purpose of the foregoing covenant is to prevent Apollomics and its Affiliates and sublicensees from facilitating or encouraging uses outside the Field.

ARTICLE 7

MANUFACTURE AND SUPPLY

7.1       GlycoMimetics Manufacture and Supply. Apollomics shall purchase from GlycoMimetics, and GlycoMimetics shall use Commercially Reasonable Efforts to supply to Apollomics, the Licensed Product at clinical grade at GlycoMimetics’ Manufacturing Cost [***] for Apollomics to conduct any clinical trial for obtaining any Regulatory Approval in the Field in the Apollomics Territory. The Parties shall negotiate in good faith a clinical supply agreement to be executed within sixty (60) days after the Effective Date in accordance with the terms set forth in Exhibit E. Additionally, the Parties shall negotiate in good faith a commercial supply agreement to be executed within [***] prior to the anticipated First Commercial Sale of a Licensed Product by Apollomics in the Apollomics Territory in accordance with the terms set forth in Exhibit E (each of the clinical supply agreement and the commercial supply agreement, a “Supply Agreement”). For clarity, Apollomics shall not have the right to Manufacture or have Manufactured any Licensed Product for clinical or commercial use prior to the completion of the manufacturing technology transfer set forth in Section 7.2.

7.2       Manufacturing Technology Transfer.  At any time after data lock, Apollomics may request to initiate the manufacturing technology transfer. Notwithstanding the foregoing, (a) if GlycoMimetics is unable to provide Licensed Product to specifications as required by the NMPA or within the cost cap specified in the Supply Agreement (in each case whether before or after data lock), either Party may request to initiate the manufacturing technology transfer; or (b) if GlycoMimetics is unable to supply the Licensed Product at clinical grade or for commercial purposes in amounts sufficient to satisfy Apollomics’ binding forecasts for such Licensed Product submitted to GlycoMimetics pursuant to the terms and conditions of the Supply Agreement (whether before or after data lock), Apollomics may request to initiate the manufacturing technology transfer. Following any such request by Apollomics or GlycoMimetics to initiate the manufacturing technology transfer in accordance with this Section 7.2, the Parties shall enter into a manufacturing technology transfer agreement (“Manufacturing Technology Transfer Agreement”) to transfer to Apollomics all documents and information, and provide technical assistance and support for Apollomics to Manufacture or have Manufactured by a third party contractor engaged by Apollomics, the Licensed Product and Licensed Compound to the extent it is to be actually used in the Manufacture of Licensed Products. Apollomics shall pay GlycoMimetics’ external and internal costs incurred in connection with providing such information or assistance pursuant to this Section 7.2 and the Manufacturing Technology Transfer Agreement, and such information or assistance shall be provided on a one-time basis, unless otherwise agreed by the Parties. For clarity, the Parties agree that subject to the foregoing of this Section 7.2, no manufacturing technology transfer shall begin prior to database lock of a Licensed Product in the first Indication in the Apollomics Territory without GlycoMimetics’ written consent.

7.3       Distribution. Apollomics will be solely responsible for the distribution of Licensed Products in the Field in the Apollomics Territory.

7.4       Brand Security and Anti-Counterfeiting. The Parties will establish contacts for communication regarding brand security issues, and each Party shall reasonably cooperate with the other Party with respect thereto.

ARTICLE 8

COMPENSATION

8.1       Initial Payment. Within ten (10) Business Days after the Effective Date, Apollomics shall pay to GlycoMimetics a one-time, non-refundable, non-creditable payment of nine million U.S. Dollars (US$9,000,000).

8.2       Development Milestone Payments. Apollomics shall pay to GlycoMimetics the one-time, non-refundable, non-creditable payments set forth in the table below within thirty (30) days of the first achievement by a Licensed Product of the applicable milestone event, whether by or on behalf of Apollomics, its Affiliate, or their respective sublicensees. For purposes of clarity, each milestone payment shall be payable only one time for a specific Licensed Compound in a Licensed Product for each Indication (i.e., a milestone payment shall be payable only one time, if only the formulation changes but the Indication is the same). For purposes of this Section 8.2, different formulations of the same Licensed Compound will be considered the same License Product.

Milestone Event	Milestone Payment
With respect to GMI-1271:
1. [***]	US$[***]
2. Regulatory Approval [***] in the Apollomics Territory	US$[***]
3. [***] Clinical Trial [***] in the Apollomics Territory	US$[***]
4. Regulatory Approval [***] in the Apollomics Territory	US$[***]
With respect to GMI-1687:
5. [***] Clinical Trial in the Apollomics Territory	US$[***]
6. [***] Clinical Trial in the Apollomics Territory	US$[***]
7. Regulatory Approval [***] in the Apollomics Territory	US$[***]
8. [***] Clinical Trial [***] in the Apollomics Territory	US$[***]
Regulatory Approval [***] in the Apollomics Territory	US$[***]

[1***]

If a milestone event is achieved and the prior milestone payment with respect to any previous milestone event has not been paid, then Apollomics shall pay GlycoMimetics such unpaid previous milestone payment(s) within thirty (30) days of achievement of such milestone event. For clarity and illustrative purposes only, if, with respect to GMI-1271, a Regulatory Approval [***] but no milestone payment was made [***], the milestone payment for [***] shall be due within thirty days of [***].

Notwithstanding the foregoing in this Section 8.2, if Apollomics [***].

8.3       Commercial Milestone Payments. Apollomics shall pay to GlycoMimetics the additional one-time, non-refundable, non-creditable payments set forth in the table below for the licenses herein within thirty (30) days after the first achievement of each milestone event described below. For clarity, the milestone payments in this Section 8.3 shall be additive such that if multiple milestone events specified below are achieved in the same Calendar Quarter, then the milestone payments for all such milestone events shall be payable within thirty (30) days after the end of such Calendar Quarter.  For clarity, each of the following milestone payments shall be payable only once regardless of the number of times such milestone event is achieved.

Commercial Milestone Event	Milestone Payment
The annual Net Sales of all Licensed Products in the Apollomics Territory in a Fiscal Year first reaches [***]	US$[***]
The annual Net Sales of Licensed Products in the Apollomics Territory in a Fiscal Year first reaches [***]	US$[***]
The annual Net Sales of Licensed Products in the Apollomics Territory in a Fiscal Year first reaches [***]	US$[***]

8.4       Royalties on Net Sales.

(a)        Royalty Rate. Subject to the terms and conditions of this Section 8.4, within sixty (60) days after the end of each Calendar Quarter during the Royalty Term, Apollomics shall pay to GlycoMimetics non-creditable, non-refundable royalties on annual Net Sales in the Apollomics Territory for the licenses herein during such Calendar Quarter, as calculated by multiplying the applicable royalty rate by the corresponding amount of incremental Net Sales in the Apollomics Territory, as follows:

Net Sales of Licensed Product	Royalty Rate
For that portion of Net Sales of Licensed Products in each Fiscal Year less than or equal to [***]	[***]%

For that portion of Net Sales of Licensed Products in each Fiscal Year greater than [***] but less than or equal to [***]	[***]%
For that portion of Net Sales of Licensed Products in each Fiscal Year greater than [***] but less than or equal to [***]	[***]%
For that portion of Net Sales of Licensed Products in each Fiscal Year greater than [***]	[***]%

(b)       Royalty Term. Royalties payable under Section 8.4(a) shall be paid by Apollomics (on a Licensed Product-by-Licensed Product and Region-by-Region basis) beginning on the date of the First Commercial Sale of each Licensed Product in a Region in the Apollomics Territory and continuing until the later of: (i) fifteen (15) years from the date of First Commercial Sale of such Licensed Product in such Region, or (ii) expiration of the last Valid Claim of a GlycoMimetics Licensed Patent or Joint Patent Covering such Licensed Product in such Region (the “Royalty Term”).

(c)        Royalty Reduction.

(i)         Valid Claim Expiration. Beginning with the first Calendar Quarter that a Licensed Product is not Covered by a Valid Claim of a GlycoMimetics Licensed Patent or Joint Patent in a Region where such Licensed Product is sold, the applicable royalty rate set forth in Section 8.4(a) with respect to Net Sales of such Licensed Product in such Region shall be reduced by [***].

(ii)       Royalty Reduction for Third Party Licenses. If Apollomics [***], then Apollomics may deduct ***].

(d)       Royalty Floor. Notwithstanding Section 8.4(c), in no event shall any reduction permitted in Section 8.4(c) (individually or in the aggregate) reduce the royalty rate payable to GlycoMimetics hereunder by more than [***] of the royalty rate that would have applied prior to any reduction, in each case, for a given Licensed Product in a given Region during each Calendar Quarter.

8.5       Royalty Payments; Reports. Royalties under Section 8.4 shall be calculated and reported for each Calendar Quarter during the Royalty Term and shall be paid within sixty (60) days after the end of the applicable Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of a Licensed Product occurs. Each payment of royalties shall be accompanied by a report of Net Sales of Licensed Products by Apollomics, its Affiliates and their respective sublicensees in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including: (a) the amount of gross sales and Net Sales of Licensed Products in the Apollomics Territory on a Licensed Product-by-Licensed Product and Region-by-Region basis, (b) an itemized calculation showing the deductions from gross sales (by each major category as set forth in the definition of Net Sales herein) to determine Net Sales and (c) a calculation of the amount of royalties due to GlycoMimetics in U.S. Dollars, including the application of any exchange rate used.

8.6       Product Supply Payments. Apollomics shall pay GlycoMimetics for Licensed Products supplied by GlycoMimetics as set forth in Section 7.1 or in the clinical Supply Agreement and commercial Supply Agreement, if applicable.

8.7       Payment Method; Foreign Exchange. All payments owed by Apollomics under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by GlycoMimetics. For clarity, all payments by Apollomics to GlycoMimetics under this Agreement shall be in U.S. Dollars. The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars of any amounts payable in U.S. Dollars by Apollomics to GlycoMimetics under this Agreement shall be determined and calculated using the average rate of exchange based on OANDA rates for the Calendar Quarter in which the applicable payment is due.  In the event that OANDA no longer exists at the time of calculation of the rate of exchange, then the Parties shall use the average of the past three (3) months’ exchange rate as calculated by the Wall Street Journal.

8.8       Interest on Late Payments. If GlycoMimetics does not receive payment of any sum due to it on or before the due date, interest shall thereafter accrue on the sum due to GlycoMimetics until the date of payment at the per annum rate of [***] over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable by Applicable Law, whichever is lower, with such interest compounded quarterly.

8.9       Records; Audits.

(a)        Apollomics shall, and shall cause its Affiliates and their respective sublicensees, to maintain complete and accurate records in accordance with Accounting Standards and in sufficient detail to permit GlycoMimetics to confirm the accuracy of the calculation of royalty payments and the achievement of the milestone events. All payments and other amounts under this Agreement shall be accounted for in accordance with Accounting Standards. Upon reasonable prior notice, such records shall be available for examination during regular business hours for a period of [***] from the end of the Fiscal Year to which they pertain, and not more often than once each Fiscal Year, by an independent certified public accountant selected by GlycoMimetics and reasonably acceptable to Apollomics, for the sole purpose of verifying the accuracy of the financial reports furnished by Apollomics pursuant to this Agreement and any payments with respect thereto. Any such auditor shall not disclose Apollomics’ Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Apollomics or the amount of payments due under this Agreement. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from the accountant’s report, plus interest (as set forth in Section 8.8) from the original due date. GlycoMimetics shall bear the full cost of such audit unless such audit discloses an underpayment by Apollomics of more than [***] of the amount due for the audited period, in which case Apollomics shall bear the full cost of such audit.

(b)       GlycoMimetics shall, and shall ensure that its Affiliates and its and their respective employees, agents and contractors, maintain complete and accurate records with respect to GlycoMimetics’ pharmacovigilance-related obligations set forth in Section 5.8. Upon reasonable prior notice, such records shall be available for examination during regular business hours for a period of [***] from the end of the Fiscal Year to which they pertain, and not more often than once each Fiscal Year, by Apollomics or its designee that is reasonably acceptable to GlycoMimetics, for the sole purpose of ensuring compliance with NMPA and other Regulatory Authority regulations. Any such records shall be deemed Confidential Information of GlycoMimetics.

8.10     Taxes.

(a)        Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b)       Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate Tax Withholding or similar obligations in respect of payments made by Apollomics to GlycoMimetics under this Agreement (including pursuant to Sections 8.1,  8.2,  8.3,  8.4 and 8.6). To the extent Apollomics is required to deduct and withhold taxes from any payment to GlycoMimetics, Apollomics shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to GlycoMimetics an official tax certificate or other evidence of such withholding sufficient to enable the other Party to claim such payment of taxes from any applicable Government Authority. GlycoMimetics shall provide Apollomics any tax forms that may be reasonably necessary in order for Apollomics not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, VAT or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT. Specifically, in the event that any tax has been withheld upon a payment made under this Agreement and been remitted by Apollomics to a Governmental Authority if requested by Apollomics and if, and for so long as, the Parties acting in good faith mutually agree that there is a reasonable prospect of successfully obtaining a refund of such tax, then Apollomics may, at its sole cost and expense, seek a refund of such tax from the proper Governmental Authority. GlycoMimetics agrees to reasonably cooperate with Apollomics in the pursuit of such tax refund (including, if required by Applicable Law or by the applicable Governmental Authority, permitting Apollomics to seek such tax refund in GlycoMimetics’ name and participating in any application or appeal that requires that GlycoMimetics be the party applying for such tax refund,); provided that, (i) Apollomics agrees to assume responsibility for direct payment of lawyers’ and other advisors’ fees and any other costs associated with seeking such refund, and (ii) to the extent that GlycoMimetics is ever the party making such payment, Apollomics agrees that forthwith upon presentation by GlycoMimetics of the applicable invoice(s), Apollomics shall refund GlycoMimetics’ reasonable expenses in cooperating in the pursuit of such tax refund.

(c)        VAT. All payments due to GlycoMimetics from Apollomics pursuant to this Agreement shall be paid exclusive of, and without reduction for, any value-added tax (including, for greater certainty, any goods and services tax, harmonized sales tax and any similar provincial sales tax) (“VAT”) (which, if applicable, shall be payable by Apollomics upon receipt of a valid VAT invoice). If GlycoMimetics determines that it is required to report any such tax,

Apollomics shall promptly provide GlycoMimetics with applicable receipts and other documentation necessary or appropriate for such report. For clarity, this Section 8.10(c) is not intended to limit Apollomics’ right to deduct VAT in determining Net Sales.

ARTICLE 9

INTELLECTUAL PROPERTY MATTERS

9.1       Ownership.

(a)        Background IP. Each Party shall own and retain all right, title, and interest in and to all Background Intellectual Property Controlled by such Party. For clarity, GlycoMimetics’ Background Intellectual Property excludes GlycoMimetics Technology, GlycoMimetics Inventions, and Joint Inventions, and Apollomics’ Background Intellectual Property excludes Apollomics Inventions and Joint Inventions.

(b)       Data. GlycoMimetics shall solely own all Data generated by or on behalf of GlycoMimetics. For clarity, all Data Controlled by GlycoMimetics are included in the GlycoMimetics Licensed Know-How and licensed to Apollomics under Section 2.1. Apollomics shall solely own all Data generated by or on behalf of Apollomics in the Development, Manufacture, and Commercialization of Licensed Products in the Field in the Apollomics Territory. Apollomics hereby grants to GlycoMimetics (i) a royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses through multiple tiers, to use such Data generated and owned by Apollomics for all purposes in the GlycoMimetics Territory, and (ii) upon expiration or termination of the Agreement (other than termination of the Agreement by Apollomics pursuant to Sections 13.4 or 13.5), an irrevocable, perpetual, royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses through multiple tiers, to use such Data generated and owned by Apollomics for all purposes in the Apollomics Territory (in addition to the license granted in clause (i) which shall become perpetual and irrevocable upon such expiration or termination).  Upon expiration of this Agreement, GlycoMimetics hereby grants to Apollomics an irrevocable, perpetual, royalty-free fully paid-up, non-exclusive license, with the right to grant sublicenses through multiple tiers, to use such Data generated and owned by GlycoMimetics for all purposes in the Apollomics Territory.

(c)        Product Materials. Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party a fully-paid up, royalty-free license, with the right to grant sublicenses through multiple tiers, to use Product Materials generated and owned by such Party, for the Development, Manufacture (with respect to Apollomics, solely to the extent applicable under Section 7.2) and Commercialization of the Licensed Product in the other Party’s respective territory during the Term of this Agreement.

(d)       Inventions. Inventorship of any Inventions will be determined in accordance with U.S. patent laws.

(i)         GlycoMimetics Inventions. Any Inventions generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of GlycoMimetics, its Affiliates and their respective sublicensees, including their employees, agents and contractors pursuant to activities conducted under this Agreement or in connection with the

Development, Manufacture, or Commercialization of any Licensed Product (“GlycoMimetics Inventions”) shall be solely and exclusively owned by GlycoMimetics. For clarity, all GlycoMimetics Inventions that are reasonably necessary or useful for the Development, Manufacture and Commercialization of Licensed Products in the Apollomics Territory shall be included in the GlycoMimetics Technology licensed to Apollomics under Section 2.1, including any Patent rights therein.

(ii)       Apollomics Inventions. Any Inventions, including Manufacturing improvements, generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Apollomics, its Affiliates and their respective sublicensees, including their employees, agents and contractors pursuant to activities conducted under this Agreement or in connection with the Development, Manufacture, or Commercialization of any Licensed Product (“Apollomics Inventions”) shall be solely and exclusively owned by Apollomics. Apollomics shall promptly disclose all Apollomics Inventions to GlycoMimetics in writing. Apollomics hereby grants GlycoMimetics (A) an royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses through multiple tiers, under all Apollomics Inventions for the Development, Manufacture and Commercialization of the Licensed Products in the GlycoMimetics Territory, and (B) upon expiration or termination of this Agreement (other than termination of this Agreement by Apollomics pursuant to Sections 13.4 or 13.5) an irrevocable, perpetual, royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses through multiple tiers, under all Apollomics Inventions for Development, Manufacture, and Commercialization of Licensed Products in the Apollomics Territory (in addition to the license in clause (A)).

(iii)      Joint Inventions.  Any Inventions generated, developed, conceived or reduced to practice (constructively or actually) jointly by or on behalf of Apollomics and GlycoMimetics, their Affiliates and respective sublicensees, including their employees, agents and contractors (“Joint Inventions”) shall be jointly owned by the Parties. Each Party shall promptly disclose Joint Inventions developed by its Representatives to the other Party.

(e)        Apollomics’ Affiliates, Sublicensees and Subcontractors. Apollomics shall ensure that each of its Affiliates, sublicensees and subcontractors under this Agreement has a contractual obligation to disclose to Apollomics all Data, Product Materials and Inventions generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors, and to provide sufficient rights with respect thereto, so that Apollomics can comply with its obligations under this Article 9.

9.2       Patent Prosecution.

(a)        Definition. For the purpose of this Article 9, “prosecution” (and all correlative forms of “prosecution”) of Patents shall include, without limitation, all communication and other interaction with any patent office or patent authority having jurisdiction over a Patent application throughout the world in connection with any pre-grant proceedings and post-grant proceeding, including opposition proceedings.

(b)       GlycoMimetics Licensed Patents; Joint Patents. As between the Parties, GlycoMimetics shall have the first right, but not obligation, to prepare, file, prosecute and maintain or abandon the GlycoMimetics Licensed Patents and Joint Patents on a worldwide basis.

GlycoMimetics will use Commercially Reasonable Efforts to prepare, file, prosecute, and maintain all GlycoMimetics Licensed Patents and Joint Patents in the Apollomics Territory; provided, however, that GlycoMimetics does not represent or warrant that any patent will issue or be granted based on patent applications contained in the GlycoMimetics Licensed Patents or Joint Patents, or that the claims in any such Patents will not later be held unpatentable or invalid. After the Effective Date, GlycoMimetics shall provide Apollomics reasonable opportunity to review and comment on such filing and prosecution efforts regarding the GlycoMimetics Licensed Patents and Joint Patents in the Apollomics Territory, including, (i) promptly providing Apollomics with copies of all material communications from any patent authority in the Apollomics Territory with respect thereto; (ii) providing Apollomics, for its review and comment, with drafts of any material filings or responses to be made to such patent authorities in a reasonable amount of time in advance of submitting such filings or responses; and (iii) considering in good faith comments thereto provided by Apollomics in connection with the filing and prosecution thereof. Apollomics shall reimburse GlycoMimetics for all out-of-pocket patent expenses incurred on or after the Effective Date in connection with the preparation, filing, prosecution, and maintenance of all GlycoMimetics Licensed Patents and Joint Patents in the Apollomics Territory.

(c)        Apollomics Patents. As between the Parties, Apollomics shall have the first right, but not obligation, to prepare, file, prosecute and maintain or abandon the Apollomics Patents on a worldwide basis. Apollomics shall provide GlycoMimetics reasonable opportunity to review and comment on such filing and prosecution efforts regarding the Apollomics Patents, including, (i) promptly providing GlycoMimetics with copies of all material communications from any patent authority with respect thereto; (ii) providing GlycoMimetics, for its review and comment, with drafts of any material filings or responses to be made to such patent authorities in a reasonable amount of time in advance of submitting such filings or responses; and (iii) considering in good faith comments thereto provided by GlycoMimetics in connection with the filing and prosecution thereof.

(d)       Step-In Rights. Either Party may cease prosecution or maintenance of any Patent that such Party is responsible for prosecuting or maintaining pursuant to this Section 9.2 on a country-by-country basis by providing the other Party written notice at least sixty (60) days in advance of any filing or payment due date. If the responsible Party elects to cease prosecution or maintenance of the relevant Patent in a country, the other Party, shall have the right, but not the obligation, at its sole discretion and cost, to continue prosecution or maintenance of such Patent and in such country (“Step-In Rights”), provided that, with respect to GlycoMimetics Licensed Patents, Apollomics may only exercise its Step-In Rights with respect to the Apollomics Territory. If the other Party elects to continue prosecution or maintenance or elects to file additional applications following the responsible Party’s election to cease prosecution or maintenance pursuant to this Section 9.2, the responsible Party shall transfer the applicable patent files to such other Party or its designee and execute such documents and perform such acts at the responsible Party's expense as may be reasonably necessary to allow the other Party to initiate or continue such filing, prosecution or maintenance at the other Party’s sole expense.

(e)        Cooperation. Each Party shall provide the other Party, at the other Parties’ expense, with all reasonable assistance and cooperation in the patent filing and prosecution efforts set forth in this Section 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

9.3       Patent Term Extensions in the Apollomics Territory.  The JDC will discuss and recommend for which, if any, of the Patents within the GlycoMimetics Licensed Patents, Apollomics Patents and Joint Patents in the Apollomics Territory the Parties should seek patent term extensions. GlycoMimetics, in the case of the GlycoMimetics Licensed Patents and Joint Patents, and Apollomics, in the case of the Apollomics Patents, shall have the final decision-making authority with respect to applying for any such patent term extension in the Apollomics Territory, and will act with reasonable promptness in light of the development stage of Licensed Products to apply for any such patent term extension, where it so elects; provided, however, that if only one such Patent can obtain a patent term extension, then the Parties will consult in good faith to determine which such Patent(s) should be the subject of efforts to obtain a patent term extension. The Party that does not apply for an extension hereunder will cooperate fully with the other Party in making such filings or actions, including making available all required regulatory Data and Information and executing any required authorizations to apply for such patent term extension. All expenses incurred in connection with activities of each Party with respect to the Patent(s) for which such Party seeks patent term extensions pursuant to this Section 9.3 shall be borne by such Party filing the patent term extension.

9.4       Patent Enforcement.

(a)        Notification; Information Sharing. If either Party becomes aware of any existing or threatened infringement of any GlycoMimetics Licensed Patent, Apollomics Patent or Joint Patent (“Infringement”), it shall promptly notify the other Party in writing to that effect, and the Parties will consult with each other regarding any actions to be taken with respect to such Infringement. Each Party shall share with the other Party all Information available to it regarding such alleged Infringement, pursuant to a mutually agreeable “common interest agreement” executed by the Parties under which the Parties agree to their shared, mutual interest in the outcome of any suit to enforce the GlycoMimetics Licensed Patents, Apollomics Patent and Joint Patent against such Infringement.

(b)       Enforcement Rights. Apollomics shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of: (A) any GlycoMimetics Licensed Patent or Joint Patent in the Apollomics Territory, or (B) any Apollomics Patents worldwide, at Apollomics’ sole cost and expense. GlycoMimetics shall have the first right, but not obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any Joint Patent in the GlycoMimetics Territory.  GlycoMimetics shall have the sole right, but not obligation, to bring an appropriate suit or other action against any Person engaged in the Infringement of any GlycoMimetics Licensed Patent in the GlycoMimetics Territory.  If the party bringing an Infringement suit or other action (the “Enforcing Party”) elects to commence a suit to enforce such patent rights against such Infringement, then the non-Enforcing Party shall have the right to join such enforcement action upon notice to the Enforcing Party, and in this case the Parties shall share the cost and expense of such enforcement action equally (provided that, Apollomics shall not have the right to join an enforcement action of the GlycoMimetics Licensed Patents in the GlycoMimetics Territory). If the Party with the right to bring suit, pursuant to this Section 9.4(b), notifies the other Party that it does not intend to commence a suit to enforce the applicable Patent against such Infringement or to take other action to secure the abatement of such Infringement, or fails to take any such action after a period of thirty (30) days, then, to the extent that such Infringement results from a Third Party’s use or sale of a product that competes with a Licensed Product in the Field and in the other Party’s respective Territory, such Party shall have the right, but not the obligation, to commence such a suit or take such action, at its sole cost and expense; provided that, in no event shall Apollomics take any action that is likely to materially or adversely impact the scope or enforceability of the GlycoMimetics Licensed Patents or Joint Patents in the GlycoMimetics Territory and Apollomics shall not have the right to commence such a suit or take such action regarding Infringement of any GlycoMimetics Licensed Patent in the GlycoMimetics Territory. If GlycoMimetics believes in good faith that the commencement of any such suit or action by Apollomics would reasonably be likely to have such an impact, then Apollomics shall not have the right to commence or continue such suit or action without the consent of GlycoMimetics. In addition, neither Party shall settle any such suit or action in any manner that would limit or restrict the ability of the other Party to sell the Licensed Products in its respective Territory without the prior written consent of such Party.

(c)        Collaboration. Each Party shall provide the Enforcing Party with reasonable assistance in such enforcement, at such Enforcing Party’s request and expense (unless a Party elects to join an enforcement action when the other Party is the Enforcing Party, in which case the expenses will be shared equally by the Parties), including joining such action as a party plaintiff if required by Applicable Law to pursue such action. The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts. The non-Enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Enforcing Party.

(d)       Expenses and Recoveries. The Enforcing Party shall be solely responsible for any expenses it incurs as a result of such enforcement action, except that the Parties shall share equally the cost and expense of the enforcement action when the non-Enforcing Party elects to join the enforcement action. If the Enforcing Party recovers monetary damages in such claim, suit or action brought under Section 9.4(a), such recovery shall be allocated first to the reimbursement of any documented expenses incurred by the Parties in such enforcement action, and any remaining amounts shall be shared by the Parties as follows:

(i)         if GlycoMimetics is the Enforcing Party and Apollomics does not elect to join the enforcement action and share the cost and expense of the enforcement action: [***];

(ii)       if GlycoMimetics is the Enforcing Party and Apollomics elects to join the enforcement action and share the cost and expense of the enforcement action: [***];

(iii)      if Apollomics is the Enforcing Party and GlycoMimetics does not elect to join the enforcement action and share the cost and expense of the enforcement action: [***]; and

(iv)       if Apollomics is the Enforcing Party and GlycoMimetics elects to join the enforcement action and share the cost and expense of the enforcement action: [***].

For clarity, GlycoMimetics shall retain all amounts recovered under any suit or action with respect to Infringement of any GlycoMimetics Licensed Patent in the GlycoMimetics Territory.

9.5       Third Party Infringement Claims. If the Development, Manufacture, or Commercialization of any Licensed Product in the Field in the Apollomics Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against GlycoMimetics or Apollomics (or their respective Affiliates, licensees or sublicensees) (collectively, “Third Party Infringement Actions”), such Party shall promptly notify the other Party hereto in writing. GlycoMimetics shall have the right, but not the obligation, to direct and control the defense of such Third Party Infringement Action, at its own expense with counsel of its choice; provided, however, that Apollomics may participate in the defense and/or settlement thereof, at its own expense with counsel of its choice. In any event, GlycoMimetics agrees to keep Apollomics reasonably informed of all material developments in connection with any such Third Party Infringement Action for which GlycoMimetics exercises its right to direct and control the defense. GlycoMimetics agrees not to settle such Third Party Infringement Action, or make any admissions or assert any position in such Third Party Infringement Action, in a manner that would materially adversely affect the rights or interests of Apollomics, without the prior written consent of Apollomics, which shall not be unreasonably withheld or delayed. If GlycoMimetics does not exercise its right to direct and control the defense of a Third Party Infringement Action that is brought against Apollomics, then Apollomics shall have such right at its own expense and to use counsel of its choice, and it shall agree to keep GlycoMimetics reasonably informed of all material developments in connection with such Third Party Infringement Action, and it shall not settle such Third Party Infringement Action, or make any admissions or assert any position in such Third Party Infringement Action, in a manner that would materially adversely affect the rights or interests of GlycoMimetics, without the prior written consent of GlycoMimetics, which shall not be unreasonably withheld or delayed. With respect to any Third Party Infringement Action in the Apollomics Territory, the Party controlling the response to the Third Party Infringement Action shall bear all costs of such action. In the event of any recovery in connection with a Third Party Infringement Action, the Parties shall allocate any such recovery in accordance with Section 9.4(d)(i)-(iv), where, solely for the purposes of recovery allocation under this Section 9.5, the controlling Party under this Section 9.5 shall be deemed an “Enforcing Party” and the applicable Third Party Infringement Action resulting in such recovery shall be deemed an “enforcement action” as described in Section 9.4(d)(i)-(iv).

9.6       Trademarks.

(a)        GlycoMimetics shall own and retain all right, title, and interest in and to all Licensed Marks worldwide and shall register and maintain all trademarks associated with any Licensed Product (each a “Licensed Mark”) worldwide, at GlycoMimetics cost and expense, and all goodwill in any such Licensed mark shall accrue to GlycoMimetics. GlycoMimetics hereby grants Apollomics a right to use all Licensed Marks to Develop, Commercialize, and Manufacture Licensed Products in the Field in the Apollomics Territory. Apollomics shall, and shall ensure that its Affiliates and its and their respective sublicensees, use the Licensed Marks solely in connection with the Development, Commercialization, and Manufacture of Licensed Products in the Field in the Apollomics Territory.

(b)       During the Term, Apollomics may request in writing a transfer of ownership of any Licensed Mark in the Apollomics Territory from GlycoMimetics to Apollomics. GlycoMimetics shall review such request in good faith, and within thirty (30) days of receipt of Apollomics’ request to transfer ownership of such Licensed Mark, GlycoMimetics may, at its sole discretion, approve such request and submit to Apollomics a written invoice for all past preparation, filing, prosecution, and maintenance costs incurred by GlycoMimetics with respect to such approved Licensed Mark in the Apollomics Territory. Apollomics shall pay the invoiced amount to GlycoMimetics within thirty (30) days of receipt of such invoice. Upon full payment of the invoiced amount pursuant to this Section 9.6(b), GlycoMimetics hereby transfers and assigns all its right, title, and interest in and to such Licensed Mark in the Apollomics Territory to Apollomics.

(c)        Notwithstanding anything to the contrary, to the extent required by Applicable Law, (i) Apollomics may include GlycoMimetics’ name and corporate logo on the Licensed Product label, packaging, promotional/marketing materials to indicate that the Licensed Product is in-licensed from GlycoMimetics, and shall display GlycoMimetics’ name and corporate logo with equal prominence and comparable size, resolution, print quality, and location, as instructed by GlycoMimetics from time to time, as Apollomics’ name and corporate logo is displayed, and (ii) GlycoMimetics hereby grants to Apollomics a non-exclusive, fully paid-up, royalty free, sublicensable license to use GlycoMimetics’ name and corporate logo for the Commercialization of the Licensed Product in the Apollomics Territory to the extent consistent with this Section 9.6(c).

ARTICLE 10

REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1     Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as follows:

(a)        Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated;

(b)       Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally;

(c)        No Conflict. The execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the Development Plan and the license granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of Applicable Law existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation or by-laws (or other constating documents) of such Party; and (iii)

do not and will not conflict with, violate, breach or constitute a material default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;

(d)       No Violation. Neither such Party nor any of its Affiliates is under any obligation to any Person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder;

(e)        No Debarment. Neither such Party nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside the U.S.; and

(f)        No Consents. No authorization, consent, approval of a Third Party, nor to such Party’s knowledge, any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary for the (i) valid execution and delivery of this Agreement by such Party; or (ii) the consummation by such Party of the transactions contemplated hereby.

10.2     Additional Representations and Warranties of GlycoMimetics. GlycoMimetics represents and warrants to Apollomics, as of the Effective Date, as follows:

(a)        Title; Encumbrances. (i) It has sufficient legal and/or beneficial title or ownership or license, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreement, encumbrances, charges or claim of any kind, of the GlycoMimetics Technology to grant the licenses to Apollomics as purported to be granted pursuant to this Agreement; and (ii) to GlycoMimetics’ knowledge, no Third Party has taken any action before the United States Patent and Trademark Office, or any counterpart thereof outside the U.S., claiming legal and/or beneficial title or ownership or license of any GlycoMimetics Technology;

(b)       Intellectual Property Rights. The GlycoMimetics Technology includes all intellectual property rights Controlled by GlycoMimetics which (i) are reasonably necessary for the Development, Manufacture, or Commercialization of the Licensed Product by Apollomics in the Apollomics Territory in accordance with the terms of this Agreement as contemplated on the Effective Date or (ii) were generated, developed, conceived, reduced to practice (constructively or actually) and used by or on behalf of GlycoMimetics or its Affiliates in the Development, Manufacture, or Commercialization of Licensed Product;

(c)        Notice of Infringement or Misappropriation. It has not received any written notice from any Third Party asserting or alleging that (i) any research, development, manufacture, or commercialization of a Licensed Product by GlycoMimetics prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party, or (ii) the Development, Manufacture, or Commercialization of the Licensed Products in the Apollomics Territory would infringe or misappropriate the intellectual property rights of such Third Party;

(d)       Non-Infringement of Rights by Third Parties. To GlycoMimetics’ knowledge, no Third Party is infringing or has infringed the GlycoMimetics Licensed Patents as of the Effective Date;

(e)        Non-Assertion by Third Parties. To GlycoMimetics’ knowledge, no Third Party has asserted in writing (i) that the issued patents within the GlycoMimetics Licensed Patents set forth in Exhibit A are invalid, unregisterable, or unenforceable or (ii) the misuse or non-infringement of such Patents;

(f)        No Proceeding. There is no pending, and to GlycoMimetics’ knowledge, no threatened, adverse action, suit or proceeding against GlycoMimetics involving any GlycoMimetics Technology or a Licensed Product;

(g)        No Conflicts. GlycoMimetics has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Apollomics under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Apollomics under this Agreement, or that would otherwise materially conflict with or adversely affect Apollomics’ rights under this Agreement.

10.3     Additional Representations and Warranties of Apollomics. Apollomics represents and warrants to GlycoMimetics that:

(a)        To Apollomics’ knowledge as of the Effective Date, Apollomics does not Control any Patent that is necessary to make, use, import, offer for sale or sell Licensed Products in the Field;

(b)       Neither Apollomics nor any of its Affiliates or it or their respective sublicensees will employ or use the services of any Person who is debarred or disqualified under the Act, or comparable Applicable Laws outside the U.S., in connection with activities relating to any Licensed Product; and in the event that Apollomics becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Apollomics or any of its Affiliates with respect to any activities relating to any Licensed Product, Apollomics will immediately notify GlycoMimetics in writing and Apollomics will cease, or cause its Affiliate or it or their respective sublicensee to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Licensed Product; and

(c)        Neither Apollomics nor any of its Affiliates, or its or their sublicensees, shall exploit in any manner any Licensed Product outside of the scope of the licenses expressly granted to Apollomics under this Agreement

10.4     Compliance with Laws.

(a)        Each Party shall, and shall ensure that its Affiliates and their respective sublicensees will, comply in all respects with Anti-Corruption Laws, Proper Conduct Practices and all Applicable Law in the Development, Manufacturing, and Commercialization of Licensed Products and performance of its obligations under this Agreement, including the ICH, GCP, GLP and any Regulatory Authority and Governmental Authority health care programs having jurisdiction in such Party’s respective territory, each as may be amended from time to time.

(b)       Each Party shall immediately notify the other Party if it has any information or suspicion that there may be a violation of any Applicable Laws (including Anti-Corruption Laws) in connection with its performance under this Agreement or the Development or Commercialization of any Licensed Product hereunder. In the event that either Party has violated or been suspected of violating any of its obligations, representations, warranties or covenants in

Section 10.4(a), such Party will take reasonable actions to remedy such breach and to prevent further such breaches from occurring.

(c)        Notwithstanding the foregoing, each Party will have the right, upon reasonable prior written notice and during the other Party’s regular business hours, to audit the other Party’s books and records in the event that a suspected violation of any Anti-Corruption Law needs to be investigated (in such Party’s reasonable, good-faith discretion). Such audit shall be conducted by such Party’s audit team comprised of qualified auditors who have received anticorruption training. For clarity, a credible finding, after a reasonable investigation, of any breach of Section 10.4(a) or 10.4(b) with respect to any Anti-Corruption Law, shall be deemed a material breach of this Agreement and allow the non-breaching Party to terminate this Agreement in accordance with Section 13.4.

10.5     Additional Apollomics Covenants. In addition to any covenants made by Apollomics elsewhere in this Agreement, Apollomics hereby covenants to GlycoMimetics that neither Apollomics nor any of its Affiliates, nor any of their respective employees, agents or contractors shall use any confidential information obtained from any Third Party (including any prior employer), directly or indirectly, whether obtained prior to the Effective Date or during the Term, in connection with activities performed under this Agreement, and Apollomics shall be solely responsible and liable for, and shall indemnify GlycoMimetics pursuant to Section 11.2 in connection with, any breach of this covenant by Apollomics, any of its Affiliates, or their respective employees, agents or contractors.

10.6     No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY OR ITS AFFILIATES, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. FOR CLARITY AND WITHOUT LIMITING THE FOREGOING, GLYCOMIMETICS MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE LICENSED PRODUCTS OR GLYCOMIMETICS TECHNOLOGY EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 10. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF THE PRODUCTS PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE PRODUCTS WILL BE ACHIEVED

ARTICLE 11

INDEMNIFICATION

11.1     Indemnification by GlycoMimetics. GlycoMimetics shall defend, indemnify, and hold Apollomics and its Affiliates and their respective officers, directors, employees, and agents (the “Apollomics Indemnitees”) harmless from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”)

to which any Apollomics Indemnitee may become subject as a result of any claim, demand, action or other proceeding (collectively, “Claims”) by any Third Party arising out of, based on, or resulting from directly or indirectly  (a) the Development, Manufacture, or Commercialization of Licensed Products in the Apollomics Territory by or on behalf of GlycoMimetics or its Affiliates prior to the Effective Date, (b) the Development, Manufacture, or Commercialization of Licensed Products in the GlycoMimetics Territory (except to the extent that any such activities are conducted by or on behalf of Apollomics or its Affiliates as permitted under this Agreement) (including any Third Party Infringement Actions), (c) the breach or violation  of any covenant or GlycoMimetics’ obligations under this Agreement, including GlycoMimetics’ representations, warranties or covenants set forth herein, (d) the conduct of any pharmacovigilance-related activities set forth in Section 5.8 by or on behalf of GlycoMimetics (except to the extent that such Claim arises from [***]) or (e) the willful misconduct or negligent acts of or violation of Applicable Law by any GlycoMimetics Indemnitee. The foregoing indemnity obligation shall not apply to the extent that (i) the Apollomics Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and GlycoMimetics’ defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Apollomics is obligated to indemnify the GlycoMimetics Indemnitees under Section 11.2.

11.2     Indemnification by Apollomics. Apollomics shall defend, indemnify, and hold GlycoMimetics and its Affiliates and their respective officers, directors, employees, and agents (the “GlycoMimetics Indemnitees”) harmless from and against any and all Losses to which any GlycoMimetics Indemnitee may become subject as a result of any Claims by any Third Party arising out of, based on, or resulting from directly or indirectly (a) the Development, Manufacture, or Commercialization of Licensed Products by or on behalf of Apollomics or its Affiliates or sublicensees on or after the Effective Date (except to the extent that any such activities are conducted by or on behalf of GlycoMimetics or its Affiliates as permitted under this Agreement) (including any Third Party Infringement Actions), (b) the breach or violation of any covenant or Apollomics’ obligations under this Agreement, including Apollomics’ representations, warranties, or covenants set forth herein, or (c) the conduct of any pharmacovigilance-related activities set forth in Section 5.8 by or on behalf of Apollomics (except to the extent that such Claim arises from [***] or (d) the willful misconduct or negligent acts of or violation of Applicable Law by any Apollomics Indemnitee. The foregoing indemnity obligation shall not apply to the extent that (i) the GlycoMimetics Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Apollomics’ defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which GlycoMimetics is obligated to indemnify the Apollomics Indemnitees under Section 11.1.

11.3     Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim and shall offer control of the defense of such Claim to the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 11. Notwithstanding anything contained in the foregoing to the contrary, the provisions of Section 9.5 shall govern the defense of any Infringement Actions. Additionally, in the event that GlycoMimetics has elected to defend any such Infringement Action, then Apollomics shall not be obligated to indemnify GlycoMimetics for any Claims related to such Infringement Action; rather, the Parties shall share such Claims equally.

11.4     Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 or 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS EXCLUSIVITY OBLIGATIONS IN SECTION 2.5 OR ITS CONFIDENTIALITY OBLIGATIONS IN SECTION 12.

11.5     Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non‑renewal or material change in such insurance.

ARTICLE 12

CONFIDENTIALITY

12.1     Confidentiality. Each Party agrees that, during the Term and for a period of ten (10) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information of the other Party, except to the extent expressly agreed in writing by the Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)        was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)       was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)        became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliate in breach of this Agreement;

(d)       was disclosed to the receiving Party or its Affiliate without any confidentiality obligations by a Third Party who, to the Party’s knowledge, had a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

(e)        was independently discovered or developed by the receiving Party or its Affiliate without use of or reference to the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

For purposes of this Section 12.1(b)-(c), Confidential Information disclosed under this Agreement shall not be deemed to be within such exceptions unless such information is readily accessible to the public in a written publication, and such exceptions shall not include information the substance of which must be pieced together from any number of different publications or other sources.

12.2     Authorized Disclosure. Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)        such disclosure is reasonably necessary (i) for the filing or prosecuting of Patent rights as contemplated herein; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Licensed Product; or (iii) for the prosecuting or defending litigation as contemplated herein;

(b)       such disclosure is reasonably necessary to its or its Affiliate’s employees, agents, consultants, contractors, licensees or sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights hereunder; provided that in each case, the disclosees are bound by written obligations of confidentiality consistent with those contained in this Agreement;

(c)        such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating or carrying out an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and require each disclosee to treat such Confidential Information as confidential; or

(d)       such disclosure is reasonably necessary to comply with Applicable Laws, including regulations or rules promulgated by applicable securities commissions (or other securities regulatory authorities), security exchanges, court order, administrative subpoena or order.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.2(a) or 12.2(d), such Party shall promptly notify the other Party of such required disclosure, to the extent that it is legally authorized or permitted to so, and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

12.3     Publicity; Terms of Agreement.

(a)        The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 12.3.

(b)       If either Party desires to make a public disclosure concerning the terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such disclosure to the other Party for its prior review and approval (except as otherwise provided herein), which approval shall not be unreasonably withheld or delayed. A Party commenting on such a proposed disclosure shall provide its comments, if any, within five (5) Business Days after receiving the proposed disclosure for review (or such shorter period of time as necessitated by regulatory requirements). In addition, where required by Applicable Law, including regulations promulgated by applicable security exchanges, either Party shall have the right to make a press release or other public disclosure regarding the achievement of each milestone under this Agreement as it is achieved, the achievements of Regulatory Approval in the Apollomics Territory as they occur, or the occurrence of other events that affect either Party’s rights or obligations under this Agreement, in each case subject only to the review procedure set forth in the preceding sentences. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.3.

(c)        The Parties acknowledge that either or both Parties or their Affiliates may be obligated to file under Applicable Laws a copy of this Agreement with Governmental Authorities, including the U.S. Securities and Exchange Commission (the “SEC”). Each Party and its Affiliates shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party or its Affiliate intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party or Affiliate, governing disclosure of material agreements and material information that must be publicly filed. The non-filing Party agrees to promptly (and in any event, no less less than seven (7) days after receipt of such proposed redactions) provide its comments on such proposed redactions. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of this Agreement from the SEC as represented by the redacted version reviewed by the other Party.

(d)       Each Party may disclose the existence and terms of this Agreement to bona fide potential or actual investors, advisors, lenders, and research collaborators, provided each such entity is bound by confidentiality obligations no less stringent than this Article 12.

12.4     Technical Publication.  Apollomics may not publish peer reviewed manuscripts, or provide other forms of public disclosure, including abstracts and presentations, of results of studies carried out under the Development Plan, or otherwise pertaining to the Licensed Products or GlycoMimetics Licensed Know-How, without the prior written consent of GlycoMimetics, which shall not be unreasonably withheld.

12.5     Equitable Relief. Each Party acknowledges that its breach of this Article 12 will cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. Each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief for any breach of this Agreement, including to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by the other Party.

ARTICLE 13

TERM AND TERMINATION

13.1     Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect until the expiration of the Royalty Term on a Region-by-Region basis. Upon the expiration (but not early termination) of this Agreement, on a Region-by-Region basis, the licenses granted hereunder by GlycoMimetics to Apollomics shall become non-exclusive, fully paid-up, royalty free, irrevocable and perpetual.

13.2     Termination by Apollomics. Apollomics may terminate this Agreement in its entirety (i) at any time for convenience upon ninety (90) days’ prior written notice given to GlycoMimetics, or (ii) upon prior written notice given to GlycoMimetics if a Regulatory Authority in the Apollomics Territory has ordered Apollomics to stop all sales of Licensed Products in the Apollomics Territory due to a safety concern; provided, however, that Apollomics has, for a period of ninety (90) days prior to the provision of such notice by Apollomics, used Commercially Reasonable Efforts to resolve such safety concern.

13.3     Termination by GlycoMimetics for Cause.

(a)        GlycoMimetics may terminate this Agreement upon written notice to Apollomics, if Apollomics discontinues material Development of (including regulatory activities) or Commercializing all the Licensed Products in the Apollomics Territory for a period of six (6) months or more (consecutively), unless Development or Commercialization of Licensed Products was prevented throughout such period by a force majeure for which Apollomics provided notice pursuant to Section 15.2 prior to or at the start of such period or a clinical hold and that persisted throughout such period despite Apollomics’ reasonable efforts to remove or mitigate it. Such termination shall go into effect on the date specified in the applicable termination notice. For clarity, discontinuation of all material Development with regard to one (1) Licensed Product will not give rise to termination of this Agreement, so long as Apollomics is conducting material Development of or Commercializing at least one (1) other Licensed Product in the Apollomics Territory.

(b)       GlycoMimetics may terminate this Agreement in its entirety upon [***]  prior written notice to Apollomics, if Apollomics or its Affiliates or their respective sublicensees (directly or indirectly, individually or in association with any other Person) challenges the validity, enforceability or scope of any GlycoMimetics Licensed Patent, unless during such [***] period the subject challenge is permanently dismissed or withdrawn and is not thereafter reinstituted or continued; provided that in the event Apollomics’ sublicensee initiates such challenge, GlycoMimetics may not terminate this Agreement if (i) Apollomics successfully causes such sublicensee to withdraw such challenge within such [***] period, or (ii) Apollomics successfully terminates such sublicense and provides written evidence of such termination to GlycoMimetics within such [***]   period.

13.4     Termination for Material Breach. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within [***]   from the date of such notice. Such notice shall (a) expressly reference this Section 13.4, (b) reasonably describe the alleged breach which is the basis of such termination, and (c) clearly state the non-breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the applicable cure period. The Agreement shall terminate effective at the end of the notice period unless the breaching Party cures such breach during such notice period, provided that, such cure period shall be extended for up to an additional [***]  upon the breaching Party providing a written plan that reasonably demonstrates the need for such additional time and continuing to use Commercially Reasonable Efforts to cure such breach. If either Party disputes (i) whether such material breach has occurred, or (ii) whether the defaulting Party has cured such material breach, the Parties agree to promptly resolve the Dispute under Article 14. It is understood and acknowledged that, during the pendency of such a Dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. The Parties agree that for purposes of this Section 13.4, a breach of the representations or warranties of a Party under this Agreement shall not be a cause for termination of this Agreement unless such breach has had or would be reasonably expected to have a material adverse effect on the Development, Manufacture or Commercialization of the Licensed Product.

13.5     Termination Due to Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [***]  after the filing thereof, or if the other Party proposes or becomes a Party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors.

13.6     Effect of Early Termination. Upon any early termination of this Agreement by either Party, the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination):

(a)        Licenses. All licenses and other rights granted by GlycoMimetics to Apollomics under this Agreement shall terminate, including all sublicenses granted by Apollomics unless such sublicenses are assumed by GlycoMimetics pursuant to Section 2.1(d), which shall survive such termination. GlycoMimetics shall have a reversion of all rights previously licensed to Apollomics hereunder for which the relevant licenses have terminated on a fully paid-up and royalty-free basis, itself or with or through an Affiliate or Third Party, to Develop and Commercialize the Licensed Products in the Field in the Apollomics Territory at GlycoMimetics’ discretion.

(b)       Wind-Down. Apollomics will (i) responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going clinical studies for which it has responsibility hereunder in which patient dosing has commenced and (ii) at GlycoMimetics written election, (A) transfer to GlycoMimetics or its designee any such clinical studies to the extent permitted under Applicable Laws and accepted pharmaceutical industry norms and ethical practices, or (B) if reasonably practicable and not adverse to patient safety, complete such trials and GlycoMimetics shall reimburse Apollomics its reasonable, out-of-pocket costs associated therewith. For the purpose of clarity, except as provided for above, Apollomics may transfer to GlycoMimetics or its designee or wind-down any ongoing clinical trials prior to the date of termination in accordance with accepted pharmaceutical industry norms and ethical practices and Apollomics will be responsible for any costs associated with such transfer or wind-down.

(c)        Regulatory Materials; Data. Apollomics shall (i) provide and assign to GlycoMimetics or its designee all Regulatory Materials, including Regulatory Approvals, for the Licensed Products to the extent possible under Applicable Law in the Apollomics Territory, (ii) promptly provide and assign to GlycoMimetics all Data, including pharmacovigilance data, generated by or on behalf of Apollomics, and (iii) promptly return or destroy (and certify such destruction in writing), at GlycoMimetics’ election, all Confidential Information of GlycoMimetics.

(d)       Transition Assistance. Upon GlycoMimetics’ reasonable request, (i) Apollomics shall provide such assistance as may be reasonably necessary or useful for GlycoMimetics to continue the Development, Manufacture, and Commercialization of Licensed Products in the Apollomics Territory, to the extent Apollomics or its Affiliate is then performing or having performed such activities, including upon the reasonable request of GlycoMimetics, assigning (or using Commercially Reasonable Efforts to amend as appropriate) any agreements or arrangements Apollomics or its Affiliate have with any Third Party for the Development, Manufacture, distribution, or Commercialization of Licensed Products; and (ii) Apollomics shall provide GlycoMimetics with copies of any promotional and marketing materials generated by or on behalf of Apollomics with respect to Licensed Products prior to the effective date of termination.

(e)        Inventory. In the event that this Agreement is terminated in its entirety, GlycoMimetics shall have the right, but not the obligation, to purchase any and all of the inventory of Licensed Products held by Apollomics or its Affiliates or sublicensees as of the date of termination, at a price equal to the transfer price paid by Apollomics to GlycoMimetics for such inventory.

(f)        Intellectual Property.  With respect to all Background Intellectual Property of Apollomics used in the Development, Manufacture, or Commercialization of Licensed Products prior to the effective date of termination (to the extent not licensed by Apollomics to GlycoMimetics pursuant to Sections 9.1(b), 9.1(c), or 9.1(d)(ii)) (“Reversion Background IP”), Apollomics hereby grants effective upon the effective date of termination to GlycoMimetics a worldwide, non-exclusive, irrevocable, perpetual, royalty-free license with the right to sublicense through multiple tiers to develop, make, have made, import, use, offer for sale, sell, or otherwise exploit any Licensed Product. With respect to any Patents and other intellectual property rights Controlled by Apollomics and generated by or on behalf of Apollomics pursuant to activities that were in connection with the Development, Manufacture, or Commercialization of Licensed Products prior to the effective date of termination (to the extent not licensed by Apollomics to GlycoMimetics pursuant to Sections 9.1(b), 9.1(c), or 9.1(d)(ii)) (“Reversion Collaboration IP”), Apollomics hereby grants effective upon the effective date of termination to GlycoMimetics a worldwide, exclusive (even as to Apollomics), irrevocable, perpetual, royalty-free license with the right to sublicense through multiple tiers to develop, make, have made, import, use, offer for sale, sell, or otherwise exploit all products that are claimed by or incorporate any such Reversion Collaboration IP (including any Licensed Product). GlycoMimetics shall have the right to develop and commercialize any or all of the products itself or with any Third Party, and shall have the right, without obligation to Apollomics, to take any such actions in connection with such activities as GlycoMimetics (or its designee), at its discretion deems appropriate. Apollomics shall take all actions and execute all instruments to effect the foregoing transfer of rights to GlycoMimetics.

(g)        Specific Remedy for Certain Terminations. Notwithstanding the foregoing in this Section 13.6, if [***], then, [***] by providing written notice to  [***].

(i)         [***].

(ii)       [***].

13.7     Survival. Any expiration or termination of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of expiration or termination. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Sections 2.1(d)(v) (GlycoMimetics’ right  to assume an Apollomics Sublicense), 2.4 (No Implied Licenses), 8.7 (Payment Method; Foreign Exchange), 8.8 (Interest on Late Payments), 8.9 (Records; Audits), 8.10 (Taxes), 9.1 (Ownership), 10.6 (No Other Representations or Warranties), 13.6 (Effects of Termination), 13.7 (Survival) and Articles 1 (Definitions), 11 (Indemnification), 12 (Confidentiality), 14 (Dispute Resolution), and 15 (Miscellaneous).

13.8     Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

ARTICLE 14

DISPUTE RESOLUTION

14.1     Disputes; Internal Resolution. It is the objective of the Parties to establish procedures to facilitate the resolution of any and all disputes that may arise out of or in connection with this Agreement (each a “Dispute”) in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree that, except as otherwise provided in Section 3.3, in the event of such a Dispute, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, and the Parties are unable to resolve such Dispute within thirty (30) days after such Dispute is first identified by either Party in writing to the other, the Parties shall refer such Dispute to the Executive Officers for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. If the dispute is not resolved within such thirty (30) days, either Party may commence arbitration with respect to the subject matter of the Dispute and with respect to any other claims it may have and thereafter neither Party shall have any further obligation under this Section 14.1. Any Dispute concerning the propriety of the commencement of the arbitration or the applicability of the Agreement to arbitrate shall be finally settled by the arbitral tribunal. Notwithstanding the foregoing, and without waiting for the expiration of any such thirty (30)-day periods, GlycoMimetics and Apollomics shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party.

14.2     Arbitration; Governing Law.

(a)        General Arbitration. Subject to Section 14.1, all Disputes, including existence, validity, interpretation, performance, breach or termination thereof, but excluding any Development Participation Costs Dispute (pursuant to Section 4.7(b)) or Joint Clinical Trial Costs Dispute (pursuant to Section 4.3(b)(iii)), or Combination Product Dispute (pursuant to Section 1.55)  or [***]  shall be submitted to and finally resolved by arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (ICC) under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”). The seat, or legal place, of arbitration shall be Hong Kong. The language of the arbitration shall be English. The arbitration shall be conducted by a tribunal of three (3) arbitrators. Each Party shall nominate one (1) arbitrator, and the two (2) party nominated arbitrators shall jointly nominate, within fifteen (15) days of the second arbitrator’s appointment, the third arbitrator who shall serve as the presiding arbitrator and shall be of neutral nationality. Each arbitrator must have significant business or legal experience in the pharmaceutical business.  An arbitrator shall be deemed to meet this qualification unless a Party objects within ten (10) days after the arbitrator is nominated. The Parties hereby agree to engage in discovery of information and evidence that is or might be relevant to the claims, defenses, and issues in the Dispute, including by means of discovery in the form of requests for documents (including electronically stored information). After conducting any hearing and taking any evidence deemed appropriate for consideration, the arbitrators shall render their award within six (6) months of the final arbitration hearing or the final post-hearing submissions unless the Parties jointly request an extension, or the arbitral tribunal determines in a reasoned decision that the interest of justice or the complexity of the case requires that such a limit be extended. The arbitral tribunal shall not have the power to award damages excluded pursuant to Section 11.4 of this Agreement, and any arbitral award that purports to award such damages is expressly prohibited.

The award shall be final and binding, and the Parties undertake to carry out the award without delay. Judgment on the award so rendered may be entered in any court of competent jurisdiction.  Notwithstanding any provision in the Rules, (i) the arbitral tribunal shall not be empowered to allocate, assess, or award costs or fees (whether at the conclusion of the proceedings or at any other time); each Party shall bear one-half (1/2) of all ICC administrative costs and the fees and costs of the arbitrators, and (ii) each Party shall bear its own attorneys’ fees, expert or witness fees, and any other fees and costs. The existence and content of the arbitral proceedings and any rulings or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (1) to the extent that disclosure may be required of a party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (2) with the consent of all Parties, (3) where needed for the preparation or presentation of a claim or defense in this arbitration, (4) where such information is already in the public domain other than as a result of a breach of this clause, or (5) by order of the arbitral tribunal upon application of a Party.

(b)       Baseball Arbitration. Subject to Section 14.1, any Development Participation Costs Dispute (pursuant to Section 4.7(b)), Joint Clinical Trial Costs Dispute (pursuant to Section 4.3(b)(iii)), [***]  or Combination Product Dispute (pursuant to Section 1.55) shall be submitted to and finally resolved by the following provisions (i.e., “baseball-style” arbitration). The Parties shall promptly designate in writing a single mutually acceptable arbitrator experienced in the licensing, development, and commercialization of pharmaceutical products, who is independent of each Party (i.e., not a current or former employee, consultant, officer, or director or current stockholder of either Party or their respective affiliates and who does not otherwise have any current or previous business relationship with either Party or their respective Affiliates). If the Parties cannot agree on an arbitrator within fifteen (15) Business Days after referral of such matter, the arbitrator shall be selected by the President of the Chamber of Commerce of New York. The arbitration shall be conducted in accordance the Rules to the extent consistent with this Section 14.2(b). Within fifteen (15) Business Days of the arbitrator’s appointment, each Party shall prepare and deliver to both the arbitrator and other Party its last, best offer for the applicable unresolved terms and a memorandum in support thereof. The Parties shall also provide the arbitrator with a copy of the relevant provisions of this Agreement. Each Party may submit to the arbitrator (with a copy to the other Party) a rebuttal to the other Party’s support memorandum and will at such time have the opportunity to amend its last such offer based on any new information contained in the other Party’s support memorandum. Within forty-five (45) Business Days after the arbitrator’s appointment, the arbitrator will select from the two (2) proposals provided by the Parties the proposal such arbitrator believes is most consistent with the intent of the Parties when this Agreement was entered into provided the arbitrator may not alter the terms of this Agreement. The decision of the arbitrator shall be final and binding on the Parties. The foregoing “baseball-style” arbitration shall be the exclusive remedy of either Party if the Parties cannot agree on a Development Participation Costs Dispute, Joint Clinical Trial Costs Dispute, [***] or Combination Product Dispute.

(c)        Governing Law. This Agreement and all Disputes shall be governed by and construed in accordance with the laws of the State of New York, USA, without giving effect to any choice of law rules or principles.

ARTICLE 15

MISCELLANEOUS

15.1     Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2     Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued only for so long as (a) the condition constituting force majeure continues and (b) the nonperforming Party takes all reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the applicable Party, which may include an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, action or inaction of any Governmental Authority, and failure of plant or machinery. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

15.3     Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or a reputable courier service, (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested, (c) or upon receipt if sent by electronic mail, provided that such notice is also sent by a reputable courier service or first class certified or registered airmail, postage prepaid, return receipt requested.

If to GlycoMimetics:	GlycoMimetics, Inc.
9708 Medical Center Drive

Rockville, MD 20850
Attn: Rachel King, Chief Executive Officer

with copies to (which shall not constitute notice):

Cooley LLP
11951 Freedom Drive #1500
Reston, VA 20190
Attn: Kenneth Krisko

If to Apollomics:	Apollomics (Hong Kong) Limited
C/o Apollomics, Inc.
989 East Hillsdale Blvd., Suite 220
Foster City, CA 94404
Attn: [***]

with copies to (which shall not constitute notice):
Maky Zanganeh & Associates
2882 Sand Hill Rd, Suite 106
Menlo Park, CA 94025
Attn: [***]

15.4     No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.

15.5     Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that either Party may make such an assignment without the other Party’s consent to an Affiliate of such Party. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.5 shall be null, void and of no legal effect.

15.6     Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.7     Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.8     Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.9     No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.10   Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.11   English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

15.12   Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.13   Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and otherwise will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. Each Party will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.

{Signature Page Follows}

IN WITNESS WHEREOF, the Parties have executed this Collaboration and License Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

GLYCOMIMETICS, INC.		APOLLOMICS (HONG KONG) LIMITED

By:	/s/ Rachel King	By:	/s/ Sannjeev Redkar

Name:	Rachel King	Name:	Sanjeev Redkar

Title:	Chief Executive Officer	Title:	Director

LIST OF EXHIBITS

Exhibit A:	GlycoMimetics Licensed Patents
Exhibit B:	Chemical Structure of Licensed Compounds
Exhibit C:	Technology Transfer Plan
Exhibit D:	Initial Development Plan
Exhibit E:	Supply Agreement Terms